As filed with the Securities and Exchange Commission on September 19, 2008
Registration No. 333-150625
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CanArgo Energy Corporation
(Exact name of registrant as specified in its charter)

Delaware	91-0881481
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 291, St Peter Port
Guernsey, GY1 3RR, British Isles
+(44) 1481 729 980
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Wilkins
Chief Financial Officer
P.O. Box 291, St Peter Port
Guernsey, GY1 3RR, British Isles
+(44) 1481 729 980
(Name, address, including zip code, and telephone number, including area code of agent for service)

Please forward a copy of all correspondence to:
Peter A. Basilevsky, Esq.
Satterlee Stephens Burke & Burke LLP
11th Floor, 230 Park Avenue
New York, NY 10169
(212) 818-9200

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instructions I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting Company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to Be	Offering Price per	Aggregate Offering	Registration
Securities to be Registered	Registered(1)(2)	Share(3)	Price(3)	Fee(3)
Common stock, $0.10 par value	259,047,390 Shares(2)	$0.10	$25,904,739	$1,018.06
Common stock subscription rights	242,107,390 Rights	$0.10(3)	$24,210,739(3)	$951.48(3)
Total				$1,969.54(4)

(1)	In the event of a stock split, stock dividend or similar transaction involving the shares of common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933.

(2)	Maximum amount of shares issuable upon exercise of all transferable subscription rights (“Rights”). Includes up to a maximum of 16,940,000, in aggregate, shares of common stock which may be issued to the Standby Underwriters pursuant to a conditional right for such Standby Underwriters to elect to receive their commission in shares in lieu of cash.

(3)	No consideration will be received by the Registrant for the issuance of the Rights. The Rights are transferable and may be reoffered to the public by stockholders. The registration fee was calculated in accordance with Rule 457(g) on the basis of the price at which the Rights may be exercised.

(4)	$1,902.96 of this total registration fee was paid at the time of the initial filing of the registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED SEPTEMBER 19, 2008.

PROSPECTUS
CANARGO ENERGY CORPORATION

Subscription Rights to Purchase •  Shares
of Common Stock at $0.10 per Full Share

We are distributing at no charge to the holders of our common stock transferable subscription rights (“Rights”) to purchase an aggregate of 242,107,390 shares of our common stock. Each Right entitles the subscription rights holder to purchase one (1) share of our common stock at the subscription price of $0.10 per full share. Fractional shares of our common stock will not be issued in this rights offering.

The aggregate purchase price of shares offered in this rights offering is expected to be approximately $24.2 million. Only stockholders of record as of 5:00 p.m., U.S. Eastern time (11:00 p.m. Central European Time), on October 2, 2008, which is the record date for this rights offering, will be entitled to receive Rights. See the “Rights Offering” beginning on page 30.

The eight Standby Underwriters listed in the table in the “Standby Underwriting and Plan of Distribution” section below (collectively, the “Standby Underwriters”), have severally agreed to underwrite the unsubscribed for shares (the “Unsubscribed Shares”) in their respective pro rata portions of their respective underwriting commitments at the subscription price for up to 242,000,000 of such shares in aggregate. See “Standby Underwriting and Plan of Distribution” beginning on page 44.

The Rights will expire if they are not exercised by 4:00 p.m., U.S. Eastern time, on October 24, 2008 with respect to Rights held by U.S. holders and 5:30 p.m. Central European Time on October 14, 2008 with respect to Rights held in the VPS System (as defined herein), which are the respective expiration dates of the Rights Offering in the U.S. and in Norway. We have the option to extend this rights offering and the period for exercising your Rights for any reason, subject to the receipt of the prior consent of the Standby Underwriters if the rights offering is extended beyond four weeks in length, including if we determine that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their Rights in this rights offering, although we do not presently intend to do so. All exercises of Rights are irrevocable. After the Expiration Time, the Rights will no longer be exercisable and will have no value.

You should carefully consider whether or not to exercise, sell or let lapse your Rights and in doing so you should consider all of the information about us and this rights offering contained or incorporated by reference in this prospectus, including the risk factors set forth or incorporated herein. We are not making any recommendations as to whether or not you should exercise, sell or let lapse your Rights.

Our common stock is traded on The American Stock Exchange (“AMEX”) and the Oslo Stock Exchange (“OSE”) under the symbol “CNR”. The last reported sale price of our common stock on the American Stock Exchange Composite Transactions Tape on • , 2008 was $0. •  per share and on the OSE was Norwegian kroner (“NOK”) • . On • , 2008, one U.S. dollar equaled NOK • as reported on www.oanda.com. All references herein to “$” refer to United States dollars.

We have been advised by the AMEX and the OSE that the Rights will be traded on the AMEX under the symbol “CNR.RT” (“CNR.RT.WI” until the first business day after the distribution date) and on the OSE under the symbol “CNR T”, respectively, beginning on October 6, 2008, the commencement date of this rights offering, until 5:00 p.m. U.S. Eastern time (11:00 p.m. Central European Time), on October 23, 2008, the last business day prior to the scheduled October 24, 2008 U.S. expiration date of this rights offering and 5:30 p.m. (Central European Time) on October 13, 2008, the scheduled Norwegian expiration date. We cannot predict if an active trading market for the Rights will develop or the price at which such Rights may be purchased or sold.

See “Risk Factors” beginning on page 12 to read about the risks you should consider carefully before exercising any Rights and buying shares of our common stock.

We have engaged Glitnir Securities AS (“Glitnir”) to act as manager and Norwegian subscription agent in connection with this rights offering. This prospectus will be used by the Standby Underwriters to sell Unsubscribed Shares (as defined below) in connection with the standby underwriting arrangements agreed to with us. Prior to and after the Expiration Time, the Standby Underwriters may only offer common stock acquired pursuant to the standby arrangements directly to the public located outside the United States and who are not U.S. Persons (as each is defined in Regulation S promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”)) at prices set from time to time by the Standby Underwriters. Each such price when set will not exceed the highest price at which a dealer not participating in the distribution is then offering shares of common stock to other dealers plus the amount of any concession to dealers, and an offering price on any calendar day will not be increased more than once during such day. In effecting such transactions, the Standby Underwriters may realize profits or losses independent of the compensation referred to under “Standby Underwriting and Plan of Distribution.” The Standby Underwriters may also make sales to dealers outside the United States at prices that represent concessions from the prices at which such shares are then being offered to the public. The amount of such concessions will be determined from time to time by the Standby Underwriters. Any common stock so offered is offered subject to prior sale, when, as and if received by the Standby Underwriters, and subject to its right to reject orders in whole or in part, and any commissions received by the Standby Underwriters and any profit on the resale of the common stock purchased by the Standby Underwriters may be deemed underwriting commissions or discounts under the Securities Act. The Standby Underwriters and any dealers participating in the offer and sale of the shares will be subject to the prospectus delivery requirements of the Securities Act. The common stock may be offered and sold by the Standby Underwriters in one or more transactions through the facilities of the OSE on which the shares are then listed for trading or in negotiated transactions or a combination of these and other methods of sale. Until the expiration of the 40-day period beginning from the date hereof, an offer to sell or a sale of the Rights or the Underlying Shares (as defined below) within the United States by a broker/dealer may violate the registration requirements of the Securities Act if such offer to sell or sale is made otherwise than pursuant to the foregoing. See “Standby Underwriting and Plan of Distribution” beginning on page 44.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$0.100	$24,210,739
Standby Underwriters’ Commissions(1)	$0.007	$1,694,000	(2)
Proceeds to CanArgo Energy(3)	$0.093	$22,516,739

(1)	The commissions will be paid to the Standby Underwriters whether or not the Rights Offering is completed. The Standby Underwriters are entitled to receive, in the aggregate, a commission equal to 7% of the aggregate Subscription Price in respect of all of the 242,000,000 shares of the Rights Offering that are being underwritten by the Standby Underwriters, and each Standby Underwriter has a conditional right to elect to receive his or its commission in shares of common stock in lieu of cash; provided, however, that if a Standby Underwriter is an existing shareholder, he or it will only receive a commission for his or its part of the underwritten amount that exceeds the pro rata amount of shares that he or it would receive pursuant to an exercise of his or its Rights.

(2)	Calculated on the basis of a maximum of 242,000,000 underwritten Shares, instead of 242,107,390 shares issuable upon exercise in full of the Rights Offering by existing shareholders, and without giving effect to any reduction to a commission otherwise payable to a Standby Underwriter who is an existing shareholder on account of his or its pro rata amount of shares that he or it would receive pursuant to the exercise of his or its Rights. Assumes that all underwriting commissions are paid in cash and that no Standby Underwriter exercises his or its election to receive commissions in shares of common stock in lieu of cash.

(3)	After underwriters’ commissions but before other expenses of the Rights Offering.

Glitnir Securities AS

The date of this Prospectus is • , 2008

TABLE OF CONTENTS

Important Information	i
Prospectus Summary	1
Risk Factors	12
Cautionary Statement Regarding Forward-Looking Statements	24
Use of Proceeds	25
Price Range of Common Stock and Dividend Policy	26
Dilution	26
Capitalization	29
The Rights Offering	30
Certain Income Tax Considerations	43
Standby Underwriting and Plan of Distribution	44
Limitation of Liability and Indemnification	49
Section 203 of the Delaware General Corporation Law	49
Legal Matters	50
Experts	50
Where You Can Find More Information	50
Documents Incorporated by Reference	51

IMPORTANT INFORMATION

In connection with the Offering in Norway an offering circular has been prepared in English (the “Norwegian Offering Circular”). The Norwegian Offering Circular has been prepared in compliance with Norwegian legislation and regulations, including in accordance with the Norwegian Securities Trading Act Chapter 7 and the Norwegian Securities Trading Regulation Chapter 7 for the purpose of being distributed as a prospectus for an offer of and listing of Company common shares pursuant to the Norwegian Securities Trading Act Chapter 7 and the Norwegian Securities Trading Regulation Chapter 7. The Norwegian Offering Circular has been approved by Oslo Børs for the purpose of being distributed as a prospectus in accordance with the Norwegian Securities Trading Act Chapter 7 and the Norwegian Securities Trading Regulation Chapter 7. The Norwegian Offering Circular and this prospectus are the same, except that the Norwegian Offering Circular contains certain statements which are required under E.U. Commission Regulation No. 809/2004 (as amended by E.U. Commission Regulations No. 1787/2006 and 211/2007) and/or by the Oslo Børs including responsibility statements made by our Board of Directors and the Standby Underwriters.

No person is authorized to give any information or to make any representation not contained in this prospectus in connection with the Offering and any information or representation not so contained must not be relied upon as having been authorized by us or on our behalf or by or on behalf of the manager or the Standby Underwriters. This prospectus is not intended to provide the basis of any credit or any other evaluation and should not be considered as a recommendation by us, the manager or the Standby Underwriters that any recipient of this prospectus should acquire or exercise Rights or subscribe for any shares of common stock being offered in the Offering (“Offered Shares”). Each prospective investor should determine for itself the relevance of the information contained in this prospectus and its subscription of Offered Shares or its acquisition or exercise of Rights should be based upon such investigation as it deems necessary.

i

General Information and Special Notices

The distribution of this prospectus and the Offering is, in certain jurisdictions, restricted by law, and this prospectus may not be used for the purpose of, or in connection with, any offer or solicitation to anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer or solicitation. This prospectus does not constitute an offer of or an invitation to acquire any Rights or to subscribe for Offered Shares in any jurisdiction in which such offer or invitation would be unlawful. Persons into whose possession this prospectus comes shall inform themselves of and observe all such restrictions. Neither the Company, the manager nor the Standby Underwriters accept any legal responsibility for any violation by any person, whether or not a prospective purchaser of Rights or Offered Shares, of any such restrictions.

This prospectus may not be distributed or otherwise made available, the Offered Shares may not be directly or indirectly offered, sold or subscribed, and the Rights may not be directly or indirectly offered, sold, acquired or exercised in Canada, Australia or Japan unless such distribution, offering, sale, acquisition, exercise or subscription is permitted under applicable laws of the relevant jurisdiction, and the Company and the Standby Underwriters receive satisfactory documentation to that effect. The prospectus may not be distributed or otherwise made available, the Offered Shares may not be directly or indirectly offered, sold or subscribed and the Rights may not be directly or indirectly offered, sold, acquired or exercised in any other jurisdiction, unless such distribution, offering, sale, acquisition, exercise or subscription is permitted under applicable laws of the relevant jurisdiction. The Company and the Standby Underwriters may require receipt of satisfactory documentation to that effect. Due to such restrictions under applicable legislation and regulations, the Company expects that certain investors residing in Canada, Australia, Japan and other jurisdictions may not be able to receive this prospectus or the Norwegian Offering Circular and may not be able to exercise their Rights and subscribe for Offered Shares.

Investors are authorized to use this prospectus solely for the purpose of considering the acquisition or exercise of the Rights and subscription for the Offered Shares described in this prospectus. The Company and other sources identified herein have provided the information contained in this prospectus. The manager and the Standby Underwriters make no warranty, express or implied, as to the accuracy or completeness of such information, and nothing contained in this prospectus is, or shall be relied upon as, a promise or representation by the manager or the Standby Underwriters. Investors may not reproduce or distribute this prospectus, in whole or in part, and investors may not disclose any of the contents of this prospectus or use any information herein for any purpose other than considering the acquisition or exercise of Rights and the subscription for Offered Shares. Investors agree to the foregoing by accepting delivery of this prospectus. Prospective holders of the Rights and prospective subscribers for the Offered Shares should make an independent assessment as to whether the information in this prospectus is relevant, and any acquisition or exercise of the Rights and any subscription for the Offered Shares should be based on the examinations that the holder or subscriber in question may deem necessary. In addition to their own examination of the Company and the terms of the Offering, including the merits and risks involved, investors should rely only on the information contained in this prospectus, including the risk factors described herein, and any notices required under any orders, rules or regulations issued by any Norwegian securities regulators on issuers’ duties to disclose information, and the rules of the Oslo Børs that are published by the Company and that expressly amend this prospectus or which are filed with the United States Securities and Exchange Commission and are incorporated by reference herein.

In connection with the Offering, the Standby Underwriters or their affiliates, acting as investors for their own account, may sell, acquire or exercise Rights and offer, sell and subscribe for Offered Shares in the Offering. They may in this capacity for their own account hold, buy or sell such securities and any other of the Company’s securities and any investments related thereto, and they may offer or sell such securities or other investments in contexts other than in connection with the Offering. References in this prospectus to the Rights being allocated, acquired or sold and the Offered Shares being subscribed, offered, sold or acquired should therefore be considered to comprise such offers or placements of securities to the Standby Underwriters or their affiliates. The Standby Underwriters do not intend to disclose the extent of any such investments or transactions other than in compliance with legal or regulatory requirements to do so. The Standby Underwriters in connection with the Offering will receive commissions from the Company. In connection with the Standby Underwriters’ usual business activities, the Standby Underwriters and certain companies affiliated therewith may have provided and may in future provide investment banking advice and carry on normal banking business with the Company and its subsidiaries.

The manager and the Standby Underwriters do not make any direct or indirect representations and do not assume responsibility for the accuracy and completeness of the information contained in this prospectus. Neither the delivery of this prospectus nor the acquisition or exercise of Rights or the subscription of the Offered Shares shall create any implication that the information contained in this prospectus is correct as at any time subsequent to the prospectus date or that there have been no changes in the affairs of the Company since the date hereof. Any material change as compared with the contents of this prospectus will be published as a supplement pursuant to applicable laws, rules and regulations.

This prospectus may not be forwarded, reproduced or in any other way redistributed by anyone but the manager, the Standby Underwriters and the Company. The Rights and the Offered Shares may be subject to restrictions on transferability and resale under applicable securities legislation in certain jurisdictions and may not be acquired, transferred, exercised or resold unless permitted under applicable securities legislation. Persons into whose possession this prospectus may come undertake to inform themselves about and to observe such restrictions. None of the Company, the manager, or the Standby Underwriters assume any legal responsibility for any violation of these restrictions by any person, irrespective of whether such person is a potential holder of the Rights and a potential subscriber for the Offered Shares. Prospective holders of the Rights and prospective subscribers of the Offered Shares should make their own individual assessment of the legal basis of and consequences of the Offering, including possible tax consequences and possible foreign exchange restrictions which may apply, before deciding whether to invest in the Rights and the Offered Shares.

Potential acquirers of Rights and subscribers of Offered Shares shall comply with all applicable laws and provisions in countries or regions in which they acquire, subscribe, offer, sell or exercise the Rights or the Offered Shares or possess or distribute this prospectus and shall obtain consent, approval or permission, as required, for the acquisition of the Rights or subscription for the Offered Shares.

Notice to Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the EU Directive 2003/71 (together with all current implementing measures in the individual Member States, the “Prospectus Directive”) (each a “Relevant Member State”), not including Norway, no offering of Rights and Offer Shares to the public will be made in any Relevant Member State prior to the publication of a prospectus concerning the Rights and the Offered Shares, which has been approved by the competent authority in such Relevant Member State or, where relevant, approved in another Relevant Member State and notified to the competent authority in such Relevant Member State, all pursuant to the Prospectus Directive, except that with effect from and including the date of implementation of the Prospectus Directive in such Relevant Member State, an offering of Rights and Offered Shares may be made to the public at any time in such Relevant Member State:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity fulfilling at least two of the following conditions (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43 million; and (3) an annual net revenue of more than €50 million, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Standby Underwriters, for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Offered Shares shall result in a requirement for the publication by the Company or the Standby Underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of Rights and Offered Shares to the public” in relation to Rights and Offered Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Offering, the Rights and Offered Shares so as to enable an investor to decide to exercise or acquire Rights or subscribe for Offered Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

Notice Concerning Canada, Australia and Japan

This prospectus may not be distributed or otherwise made available, the Offered Shares may not be directly or indirectly offered, sold or subscribed, and the Rights may not be directly or indirectly offered, sold, acquired or exercised in Canada, Australia or Japan, unless such distribution, offering, sale, acquisition, exercise or subscription is permitted under applicable laws of the relevant jurisdiction, and the Company and the Standby Underwriters receive satisfactory documentation to that effect. Due to such restrictions under applicable legislation and regulations, the Company expects that certain investors residing in Canada, Australia, Japan and other jurisdictions may not be able to receive this prospectus and may not be able to exercise their Rights or subscribe for the Offered Shares. No offering and no solicitation to any person is being made by the Company in any circumstances that would be unlawful.

Presentation of Financial and Certain Other Information

Our audited financial statements as at December 31, 2006 and 2007 and for each of the three years in the three year period ending December 31, 2007 incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, have been prepared in accordance with generally accepted U.S. accounting principles (“GAAP”), which differs in certain respects from International Financial Reporting Standards as adopted by the EU and the additional Norwegian disclosure requirements for financial statements of listed companies. Financial information set forth in such financial statements and associated schedules has been rounded. Accordingly, in certain instances, the sum of the numbers in a column or row may not conform exactly to the total figure given for that column or row. In addition, certain percentages presented in such information reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

In this prospectus all references to “Kroner”, “kroner”, or “NOK” are to the currency of the Kingdom of Norway, all references to “U.S. dollars”, “U.S. Dollars”, “US$”, “USD”, or “$” are to the currency of the U.S., all references to “pounds”, “pounds sterling”. “UK £” or “£” are to the currency of the United Kingdom and all references to “Euro”, “euro” and “€” are to the currency introduced from the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended. References to “US Eastern time” and to “CET” refer to local time on the east coast of the United States and local Central European Time, respectively. References to the “VPS System” refer to the securities clearance and registration system maintained by the Norwegian Central Securities Depository and DNB NOR bank.

Enforceability of Judgments

The Company is organized under the laws of the State of Delaware in the United States, with our domicile in the municipality of Dover, County of Kent, State of Delaware. All of the members of our Board of Directors and Executive Management and certain of the experts named herein are residents of British Isles or other jurisdictions outside the U.S. All of our assets as well as the assets of such non-resident persons are located in jurisdictions outside the U.S.

As a result, it may not be possible for investors to effect service of process upon such persons or us with respect to litigation that may arise under U.S. federal securities law or to enforce against them or us judgments obtained in U.S. courts, whether or not such judgments were made pursuant to civil liability provisions of the federal or state securities laws of the U.S. or any other laws of the U.S. We have been advised by our Norwegian counsel that there is not currently a treaty between the U.S. and Norway providing for reciprocal recognition and enforceability of judgments rendered in connection with civil and commercial disputes and accordingly that a final judgment rendered by a U.S. court based on civil liability would not be enforceable in Norway. Considerable uncertainty exists whether Norwegian courts would allow actions to be predicated on the securities laws of the U.S. or other jurisdictions outside Norway.

Foreign Currency Presentation

We publish our financial statements in United States Dollars. Certain financial information included in this prospectus contains conversions of certain Dollar amounts into Kroner amounts, Pounds Sterling and into Euros at specified rates. These conversions should not be construed as representations that the Dollar amounts actually represent such Kroner, Pound or Euro amounts or could be converted into Kroner, Pounds or Euros at the rates indicated or at any other rate. In addition, certain additional information herein has been presented in U.S. dollars. The conversions in our financial statements of financial information into other currencies have been made using the rates disclosed therein. Unless otherwise indicated, conversions of financial information have been made using the foreign exchange reference rates set forth on the cover page of this prospectus.

Independent Auditors

Our audited consolidated financial statements as at December 31, 2006 and 2007 and for each of the three years in the three year period ending December 31, 2007 included herein by reference have been reported upon by LJ Soldinger Associates LLC, independent registered public accountants.

Financial Calendar

We are subject to the periodic reporting requirements and other disclosure requirements of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), and, accordingly, as an accelerated filer (as defined in the Exchange Act) we are required to file an Annual Report on Form 10-K with the SEC within 75 days after the end of each fiscal year, which report includes audited consolidated financial statements among other matters. In addition, we file interim Quarterly Reports on Form 10-Q containing unaudited interim financial information as well as other required information with the SEC within 40 days after the end of each of the first three fiscal quarters ended March 31, June 30 and September 30 in each year. Finally, in connection with the solicitation of proxies for our Annual General Meetings we are required to file proxy materials with the SEC.

Available Information

See the sections of this prospectus entitled “Where You Can Find More Information” and “Documents Incorporated by Reference” for information as to how you can obtain additional information regarding the Company, its business, financial condition and the Offering. The following documents have been filed as exhibits with the SEC and can be accessed on the SEC’s website www.sec.gov and are available for inspection at any time: (i) our Amended and Restated Certificate of Incorporation and Bylaws; (ii) the documents incorporated by reference in this prospectus as identified in the section entitled “Documents Incorporated by Reference”; and (iii) this prospectus and the registration statement of which this prospectus forms a part.

v

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities and is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Before making an investment decision, you should read the entire prospectus and the information incorporated by reference herein carefully, including the “Risk Factors” section.

Unless the context requires otherwise, references to the “Company”, “CanArgo”, “we”, “us” and “our” are to CanArgo Energy Corporation and its subsidiaries. A glossary of certain oil and gas terms and definitions used in this prospectus is set forth on page 8. References to persons comprise references both to individuals and to legal entities.

The Company

The Company is an independent oil and gas exploration and production company engaged in oil and gas exploration, development and production in Georgia. The Company’s executive offices are located at PO Box 291, St Peter Port, Guernsey, GY1 3RR, British Isles and its telephone number is +(44) 1481 729 980.

Risk Factors

The investment in the common stock or the Rights offered hereby is subject to risk factors that should be carefully reviewed prior to determining whether to purchase the common stock or purchase or exercise the Rights. These factors relate to the Company’s financial condition, risks associated with operations in Georgia and other countries in the former Soviet Union, risks inherent in oil and gas operations, and volatility in our stock price. See “Risk Factors” beginning on page 12 below.

The Offering

Rights Offering	Each record holder of common stock (“Record Date Holder”) as of 5:00 p.m., U.S. Eastern time on October 2, 2008 (the “Record Date”) will be distributed at no charge one transferable subscription right (“Right”) for each share of common stock held of record on the Record Date. Each Right will entitle the holder thereof (“Rights Holder”) to purchase from the Company one share of common stock (an “Underlying Share”) for a price of $0.10 per share (the “Subscription Price”). An aggregate of up to 259,047,390 shares of common stock will be issued in the Offering upon exercise of the Rights or pursuant to the Standby Underwriting Agreements (as defined below), including pursuant to the exercise by the Standby Underwriters of their conditional rights to acquire up to 16,940,000 shares in lieu of payment of their underwriting commissions in cash. The Rights will be evidenced by transferable certificates (the “Subscription Rights Certificates”) except for those stockholders who hold their shares of common stock in the book entry system maintained by the Depository Trust Company (“DTC”) or the VPS System, whose Rights will be evidenced by an electronic book entry certificate registered with DTC or in the VPS System, respectively.

Conditions to Rights Offering	There are no conditions to the completion of the Rights Offering other than compliance with all requisite regulatory requirements.

Basic Subscription Privilege	Rights Holders are entitled to purchase, at the Subscription Price, one Underlying Share for each whole Right held (the “Basic Subscription Privilege”). No fractional shares will be issued. See “The

Rights Offering — Subscription Privileges — Basic Subscription Privilege”.

Subscription Price	$0.10 per Underlying Share, payable in cash. See “The Rights Offering — Exercise of Rights by Rights Holders” and “Standby Underwriting and Plan of Distribution — Determination of Subscription Price.”

Shares of Common Stock Outstanding after Rights Offering	As of the Record Date there were 242,107,390 shares of common stock outstanding. A maximum aggregate of 242,107,390 shares of common stock may be issued pursuant to the Basic Subscription Privilege. Accordingly, after this Offering, approximately 501,154,780 shares of common stock will be outstanding, assuming the exercise in full by the Standby Underwriters of their conditional right to receive their commission in shares in lieu of cash. If only the shares that are the subject of the Rights Offering are issued (i.e., if the Standby Underwriters do not exercise their conditional right to receive their commission in shares in lieu of cash) approximately 484,214,780 shares of common stock will be outstanding after this Offering.

Transferability of Rights	The Rights, including the Basic Subscription Privilege, may be transferred or assigned prior to the relevant Expiration Time in the United States or in Norway. On and after each such relevant Expiration Time, unexercised Rights will expire and will have no value. We have been advised by the AMEX and the OSE that the Rights will be traded on the AMEX under the symbol “CNR.RT” (CNR.RT.WI until the first business day after the distribution date) and on the OSE under the symbol “CNR T”, respectively, beginning on or about October 6, 2008, until 5:00 p.m., U.S. Eastern time, on October 23, 2008, on the AMEX and 5:30 p.m. (CET) on October 13, 2008 on the OSE, in each case the last business day prior to the scheduled relevant expiration date of the Rights Offering.

• If your shares are held of record by a broker, custodian bank or other nominee on your behalf, including in the VPS System or in the book entry system maintained by DTC, you may sell your Rights by contacting your broker, custodian bank or other nominee through which you hold your common stock. To sell your Rights, if you are a U.S. stockholder you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” such that it will be received well in advance of 5:00 p.m., U.S. Eastern time, on October 23, 2008 (which is the latest possible date and time that the Rights will be traded on the AMEX), the last business day prior to the scheduled October 24, 2008 U.S. expiration date of this Rights Offering. Foreign registered stockholders and stockholders who hold their shares in the VPS System should see “Foreign and Other Stockholders” below and “The Rights Offering — Foreign and Other Stockholders” and consult the Norwegian Offering Circular.

• If you are a record holder of a Subscription Rights Certificate, you may sell your Rights through Computershare (the “U.S. Subscription Agent”) in which case, you must deliver your properly completed and executed Subscription Rights Certificate, with appropriate instructions, to the U.S. Subscription Agent. The U.S. Subscription Agent will only facilitate subdivisions, transfers or direct sales (other than on the AMEX) of Rights until 5:00 p.m. U.S. Eastern time, on October 21, 2008, three business days prior to the scheduled October 24, 2008 U.S. expiration date of this Rights Offering. You may also choose to sell your Rights through a broker, custodian bank or other nominee. Foreign registered stockholders and stockholders who hold their shares in the VPS System should see “Foreign and Other Stockholders” below and “The Rights Offering — Foreign and Other Stockholders” and consult the Norwegian Offering Circular.

The deadline to sell your Rights is subject to extension if we extend the expiration date of this Rights Offering with the consent of the Standby Underwriters if the Rights Offering is extended beyond four weeks in length. See “The Rights Offering — Methods for Transferring and Selling Subscription Rights.”

Record Date	October 2, 2008

Expiration Time	4:00 p.m., U.S. Eastern time, October 24, 2008, or such later time to which the Offering may have been extended (the “U.S. Expiration Time”) and 5:30 p.m. CET on October 14, 2008, or such later time to which the Offering has been extended (the “Norwegian Expiration Time” and together with the U.S. Expiration Time, the “Expiration Time”). See “The Rights Offering — Expiration and Extension of the Rights Offering”. Rights not exercised prior to the relevant Expiration Time will expire and become worthless.

Procedure for Exercising Rights	Subject to certain limited conditions as described in “Risk Factors,” you may exercise your Rights pursuant to the following steps:

• If you are a record holder of a Subscription Rights Certificate, you may exercise your Rights by properly completing and signing your Subscription Rights Certificate. For the exercise of a Right to be effective, your Subscription Rights Certificate, together with full payment of the Subscription Price, must be received by the U.S. Subscription Agent on or prior to the Expiration Time of this Rights Offering, and payment must clear prior to the expiration of this Rights Offering, provided that if you cannot deliver your Subscription Rights Certificate to the U.S. Subscription Agent on time and you are a U.S. record holder, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures.” If you use the mail, we recommend that you use insured, registered mail, return receipt requested. The described guaranteed delivery procedures will not be applicable for foreign registered stockholders or stockholders holding shares through the VPS System. See “The Rights Offering — Exercise of Rights by Rights Holders.”

• If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this Rights Offering. If you wish to sell or exercise your Rights, you will need to have your broker, custodian bank or other nominee act for you. If you are a U.S. stockholder to exercise your Rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” such that it will be received by 5:00 p.m., U.S. Eastern time, on October 23, 2008, the last business day prior to the U.S. Expiration Time of this Rights Offering. You should receive this form from your broker, custodian bank or other nominee with the other Rights Offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form. See “The Rights Offering — Beneficial Owners”.

• If you are a foreign registered stockholder or hold your shares in the VPS System see “Foreign and Other Stockholders” below and “The Rights Offering — Foreign and Other Stockholders.”

No Revocation of Exercise	All exercises of Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights. You should thus not exercise your Rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $0.10 per full share. Rights not exercised prior to the expiration of this Rights Offering will expire and will be void and no longer exercisable. Please see “Risk Factors” for a discussion relating to the irrevocability of subscription exercises and “The Rights Offering — No Revocation.”

Persons Holding Common Stock, or Wishing to Exercise Rights Through Others	Persons holding shares of common stock beneficially, and receiving the Rights issuable with respect thereto, through a broker, dealer, commercial bank, trust company or other nominee, as well as persons holding certificates for common stock directly who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect such transactions for them. See “The Rights Offering — Exercise of Rights by Rights Holders” and “The Rights Offering — Beneficial Owners.”

Issuance of Common Stock	Certificates representing shares of common stock purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the closing of the Rights Offering, corresponding Rights have been validly exercised and payment therefor has been received by the Company with the exception of those stockholders whose shares are registered in the VPS System in Norway or are included in the book entry system maintained by DTC. Such stockholders will not receive stock certificates and instead will have their shareholdings appropriately registered in such book entry systems.

Extension of the Rights Offering	We have the option to extend this Rights Offering and the period for exercising your Rights for any reason, subject to the prior receipt of the consent of the Standby Underwriters if we extend the Rights Offering beyond four weeks in length, including if we determine that changes in the market price of our common stock warrant an extension or if we decide to give stockholders more time to exercise their Rights in this Rights Offering, although we do not presently intend to do so. See “The Rights Offering — Expiration and Extension of the Rights Offering.”

Commissions or Fees	We will not charge a brokerage commission or a fee to Rights Holders for exercising their Rights. However, if you exercise your Rights through a broker, custodian bank or other nominee, you will be responsible for any fees charged by your broker, custodian bank or other nominee.

If you sell your Rights, you will be responsible for any commissions, taxes or broker fees arising from any such sale. If a Subscription Agent sells Rights for you, it will aggregate and sell concurrently all Rights being sold on a particular day and will send you a check for the net proceeds from the sale of any of your Rights, less a commission and any applicable taxes or broker fees, as soon as practicable following the sale. Any sales through a Subscription Agent will be deemed to be effected at the weighted average net sale price of all Rights sold by the Subscription Agent on the relevant date of sale.

If you sell your Rights through your broker, custodian bank or other nominee either because you are a beneficial holder or because you are a record holder that chooses to sell your Rights through a broker, custodian bank or other nominee, you may receive a different amount of proceeds than if you are a record holder and you choose to sell the same amount of Rights through the Subscription Agent. If you sell your Rights through your broker, custodian bank or other nominee instead of a Subscription Agent, your sales proceeds will be the actual sales price of your Rights less any applicable broker’s commission, taxes or other fees, rather than the weighted average net sale price of all Rights sold by the Subscription Agent on the relevant date as described above.

Standby Underwriting Commitments	The Standby Underwriters named in the table set forth in the “Standby Underwriting and Plan of Distribution” section below (collectively, the “Standby Underwriters”) have each severally and not jointly agreed to underwrite up to a maximum of 242,000,000 of the unsubscribed for Underlying Shares (the “Unsubscribed Shares”) at the Subscription Price per share pro rata to their respective underwriting commitments as indicated in the table. See “The Rights Offering — Standby Underwriting Commitments” and “Standby Underwriting and Plan of Distribution — Standby Underwriting Agreements.”

AMEX and OSE Symbols for Common Stock and Rights	CNR is the symbol for the common stock on both the AMEX and OSE; we have been advised that the AMEX and OSE symbols for the Rights are CNR.RT (CNR.RT.WI until the first business day after the distribution date) and CNR T, respectively.

Use of Proceeds	The proceeds from the Rights Offering, before the payment of expenses of the Rights Offering, including any compensation due to the Standby Underwriters, are estimated to be a minimum of $24,200,000. Of such proceeds: $12,000,000 is expected to be used for the implementation of a production enhancement program at the Ninotsminda Field in Georgia which may include the drilling of a new well in the eastern part of the Field with up to two horizontal completions and a new vertical well on the northern flank of the Field; $3,000,000 is expected to be used for the further evaluation of the Manavi prospect in Georgia with a focus on the completion of well testing operations at the M12 well; $1,000,000 will be used to further our farm-out strategy in respect of our other exploration acreage in Georgia; $5,000,000 is expected to be used for the repayment of indebtedness; and $3,200,000 is expected to be used for general working capital purposes (including payment of the expenses of the Offering and the commission in respect of the underwriting of the Offering, in the event that the Standby Underwriters elect to receive their commission in cash). See “Use of Proceeds.”

Deciding Not to Exercise Subscription Rights	You will retain your current number of shares of our common stock even if you do not exercise your Rights. You are not required to subscribe in this Rights Offering. However, if you do not exercise your Rights, the percentage of our common stock that you own will decrease, and your voting and other rights will be diluted as a result of the issuance of approximately 259,047,390 shares of our common stock pursuant to this Rights Offering (assuming this Rights Offering is fully subscribed and the Standby Underwriters elect to take their commissions in shares of common stock rather than in cash). See “Dilution.”

Manager	We and Glitnir Securities AS have entered into an engagement agreement, dated June 26, 2008, pursuant to which Glitnir is acting as manager and Norwegian Subscription Agent in connection with this Rights Offering. We will pay a fee and all expenses of Glitnir in connection with the Rights Offering for acting as the manager and as Norwegian Subscription Agent. The fee attributable to the Rights Offering is 2.5% of the gross proceeds to be raised in the rights offering, or approximately $600,000. We will also pay all fees and expenses of Computershare related to its role as U.S. Subscription Agent in connection with this Rights Offering. See “Standby Underwriting and Plan of Distribution — The Manager.”

No Recommendations	An investment in our common stock must be made pursuant to each investor’s evaluation of such investor’s best interests. Accordingly, the Company, the manager and the Standby Underwriters make no recommendations to the holders of our common stock regarding whether they should exercise, sell or let lapse their Rights. Stockholders that exercise Rights risk loss of their investment. We cannot assure you that the market price for our common stock will be above the Subscription Price or that anyone purchasing shares at the Subscription Price will be able to sell those shares in the future at the same price or a higher price. Neither the manager nor any Standby Underwriter will engage in any stabilization transactions which may maintain the market price of our common stock above the Subscription Price. You are urged to make your decision based on your own assessment of our business and this Rights Offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock and “The Rights Offering — No Recommendation.”

Certain U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a Right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances. See “Certain Income Tax Considerations.”

Foreign and Other Stockholders	We will not mail the Subscription Rights Certificates to stockholders with addresses that are outside the United States or that have an army post office or fleet post office address. The U.S. Subscription Agent will hold these Subscription Rights Certificates for their account. If you have an address outside the U.S. or an army post office or a fleet post office address, to exercise your Rights you must notify the U.S. Subscription Agent before 5:00 p.m., U.S. Eastern time, on October 21, 2008, three business days prior to the U.S. expiration date of the Rights Offering, and with respect to holders whose addresses are outside the U.S. they must provide evidence satisfactory to us, such as a legal opinion from local counsel, that it is lawful for them to receive and exercise their Rights under applicable law. Stockholders who hold their shares in the VPS System will be delivered a copy of the Norwegian Offering Circular and other documents upon request in order to exercise, subdivide, transfer or sell their Rights and must follow the procedures set forth therein. See “The Rights Offering — Foreign and Other Stockholders” herein.

Information Agents	If you have questions or need assistance, please contact the U.S or Norwegian Subscription Agents. U.S. banks and brokerage firms please call (800) 962-4284 and foreign banks and brokerage houses please call +47 22 01 63 00.

Shares Outstanding Before this Rights Offering	242,107,390 shares of our common stock were outstanding as of October 2, 2008, which is the Record Date for this Rights Offering.

Shares Outstanding After Completion of this Rights Offering	Assuming no options or other derivative securities of the Company are exercised or converted prior to the expiration of this Rights Offering, the Standby Underwriters elect to take their commissions in shares of common stock rather than in cash and the full 242,107,390 shares are subscribed for by our common stockholders (and not by the Standby Underwriters pursuant to their standby underwriting commitments), we expect approximately 501,154,780 shares of our common stock will be outstanding immediately after completion of this Rights Offering.

U.S. Subscription Agent	Computershare, 350 Indiana Street, Suite 800, Golden, CO 80401; Telephone Number: (303) 262-0600; Facsimile Number: (303) 262-0609

Norwegian Subscription Agent	Glitnir Securities AS, Haakon VII’s gate 10, Postboks 1474 Vika N-0116 Oslo, Norway; Telephone Number: +47 22 01 63 00; Facsimile Number: +47 22 01 63 11

As of June 30, 2008 there were 242,107,390 shares of common stock issued and outstanding.

Oil and Gas Terms

When describing natural gas:	Mcf	=	thousand cubic feet
	MMcf	=	million cubic feet
	Bcf	=	billion cubic feet
When describing oil:	Bbl	=	barrel
	Mbbls	=	thousand barrels
	MMbbls	=	million barrels
When comparing natural gas to oil:	6 Mcf of gas	=	1 bbl of oil equivalent
	Boe	=	barrel of oil equivalent
	Mboe	=	thousand barrels of oil equivalent
	MMboe	=	million barrels of oil equivalent

About CanArgo

We are an independent oil and gas exploration and production company incorporated with limited liability under the laws of the State of Delaware, U.S.A., headquartered in St Peter Port, Guernsey, British Isles, but not regulated in Guernsey, operating in Georgia a former part of the former Soviet Union. We operate and carry out our activities as a holding company through a number of operating subsidiaries and associated or affiliated companies. Each of these operating companies is generally focused on one of our projects, and this structure assists in maintaining separate cost centers for these different projects.

Our principal activities are oil and gas exploration, development and production in Georgia although in the past we have also operated in other former Soviet Union countries. We are currently directing all of our efforts and resources to our exploration and appraisal program in Georgia and the development of the Ninotsminda Field in Georgia. Our management and technical staff have substantial experience in our areas of operation. Currently our principal product is crude oil, and the sale of crude oil is our principal source of revenue.

Our oil and natural gas reserves and production have to date been derived principally through development of the Ninotsminda Field. We are currently focused on properties that either offer us existing or near term production as well as additional exploitation opportunities, or exploration prospects which management believes have significant potential. We have additional exploratory and developmental oil and gas properties and prospects in Georgia. We operate in a global market and have an insignificant market share in such market.

Going Concern

Our ability to continue to pursue our principal activities of acquiring interests in and developing oil and gas fields is dependent upon generating funds from internal sources, external sources and, ultimately, maintaining sufficient positive cash flows from operating activities (see “Our ability to pursue our activities is dependent on our ability to generate cash flows”, under Risk Factors starting on page 12 below).

Our financial statements have been prepared in accordance with U.S. GAAP, which contemplates continuation of the Company as a going concern. In respect of the Company’s 2007 audited financial statements, the audit opinion issued in the auditors’ independent report contained additional explanatory language to the standard audit report in respect of the Company’s ability to continue as a going concern.

We currently have sufficient cash on hand to support our current operations through to at least the end of 2008. In order to fund our planned capital expenditure program and to continue our operations after 2008, we need to raise substantial funds. Accordingly, we are pursuing raising additional funds through the Rights Offering to stockholders. We are also actively pursuing the farming out of a number of our exploration projects.

We will use a portion of the proceeds from the Rights Offering for a short term production enhancement recovery program at the Ninotsminda Field in order to generate additional near term cash flows. We believe that if we improve near term cash flow as a result of our production enhancement efforts and if we are eventually able to successfully complete the Manavi 12 well such that a significant quantity of oil flows are produced, we will be able to raise additional debt and/or equity funds in order to continue operations, continue our development plans for the Ninotsminda Field, properly develop the Manavi Field, continue appraising the Norio discoveries, and further develop our business in the region.

Our Business Strategy

Our business strategy is focused on the following:

Further Development Of Existing Properties

Assuming available financial resources, we intend to further develop our properties that have established oil and gas resources. We seek to add proved reserves and increase production through the use of advanced technologies, including conducting further seismic programs and detailed technical analysis of our properties, horizontal drilling, multilateral drilling, drilling new structures from existing locations and selectively recompleting existing wells. We also plan to drill step-out wells to expand known field limits.

Growth Through Exploitation And Exploration

Assuming available financial resources, we intend to conduct an active technology-driven exploitation and exploration program that will be designed to complement our property acquisition and development drilling efforts with moderate to high-risk exploration projects that have greater reserve potential. In the past we have generated exploration prospects through the analysis and integration of geological and geophysical data and the interpretation of seismic data. Assuming available financial resources, we intend to manage our exploration expenditures through the optimal scheduling of our drilling program and, if considered appropriate, selectively reducing our participation in certain exploratory prospects through farm-outs or sales of interests to industry partners.

Pursuit Of Strategic Acquisitions

We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects and seek to acquire operational control of properties that we believe have significant exploitation and exploration potential. We are especially focused on increasing our holdings in fields and basins from which we are able to leverage existing infrastructure and resources.

Recent Developments

On January 8, 2008, we announced that we had received a deficiency letter from AMEX advising the Company that in view of its continued non-compliance with Section 121(A)(1) and Section 121(B)(2)a of the continued listing standards of the AMEX Company Guide, which require that at least a majority of the directors qualify as “independent directors” and that the Audit Committee be comprised of at least three independent directors, the Company had until January 18, 2008 to submit a plan to the AMEX of steps it has taken, or will take, in order to regain compliance with these requirements by no later than April 4, 2008. The Company subsequently submitted its plan to regain compliance to the Staff of the AMEX on January 18, 2008.

Effective February 7, 2008, Dr. David Robson, the Company’s former Chief Executive Officer and after his resignation as Chief Executive Officer in June 2007, the Non-Executive Chairman and a Non-Executive Director of the Board of Directors, resigned from the Board. Effective the same date, Vincent McDonnell became acting Chairman of the Board in addition to his duties as President and Chief Executive Officer. In connection with Dr. Robson’s departure the Company agreed:

•	to make a payment to Vazon Energy Limited (“Vazon”) of UK£30,000 in settlement of Dr. Robson’s Service Agreement (Vazon being the company which provided the services of Dr. Robson); and

•	that the 1,800,000 share options granted to Dr. Robson pursuant to the Company’s Long Term Stock Incentive Plans (“LTSIP”) will remain valid and be exercisable until 31 December 2008 under the terms of such plans. These options comprise:

•	1,500,000 options granted at an exercise price of $0.65 (issued September 24, 2004); and

•	300,000 options granted at an exercise price of $1.00 (issued July 27, 2005).

On February 14, 2008, we announced that the Staff of the AMEX had determined that the plan submitted by the Company reasonably demonstrated the Company’s ability to regain compliance with such continued listing standards by the end of the plan period.

In accordance with the requirements of the AMEX, on March 18, 2008, we announced that in respect of the Company’s 2007 audited financial statements, the audit opinion issued in the auditors’ independent report contained additional explanatory language to the standard audit report in respect of the Company’s ability to continue as a going concern. The independent audit report is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, and is available at www.sec.gov.

On March 27, 2008, we announced the appointment of Anthony J. Perry as an Independent Non-Executive Director of the Board of the Company and the appointment of Mr. Perry to the Company’s Audit Committee both with effect from April 1, 2008. This appointment meant that we now satisfied the continued listing requirements of the AMEX for a majority of independent directors on the Board and three independent directors on the Audit Committee.

On April 13, 2008, we announced the proposed Rights Offering and on April 28, 2008 we filed a Current Report on Form 8-K disclosing the adoption by the Board of Directors of an amendment to our Amended and Restated Certificate of Incorporation increasing the number shares of common stock we are authorized to issue from 500 million shares to one billion shares and concurrently amending our 2004 Long Term Stock Incentive Plan (the “2004 Plan”) to increase the number of shares of common stock available for grant under the 2004 Plan from 17.5 million to 35 million, in both cases subject to obtaining of requisite stockholder approval at the Company’s annual meeting of stockholders. We also disclosed that the approval of the amendment of the Amended and Restated Certificate of Incorporation was a condition to the Rights Offering since the Company otherwise would not have sufficient authorized shares of common stock to permit the Rights Offering to proceed.

On April 18, 2008, we announced the scheduled annual meeting of stockholders to be held on June 26, 2008 at 10.30 a.m. Eastern Time at AMEX, 86 Trinity Place, New York, NY, 10006, and that only stockholders of record at the close of business on April 28, 2008 would be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof.

On June 3, 2008, we announced that as a result of delays encountered in the review of the Company’s proxy materials by the U.S. Securities and Exchange Commission we had re-scheduled the annual meeting of stockholders from June 26, 2008 to July 18, 2008 in order to provide the Company with sufficient time to solicit proxies. This announcement also contained the time and place of the annual meeting, as well as the record date for stockholders entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof.

On June 16, 2008, we announced that a group of eight separate foreign private investors had signed non-binding letters of intent with the Company detailing the principal terms of a proposed standby underwriting agreement that upon execution was expected to provide an aggregate firm commitment to purchase up to $24.2 million in unsubscribed for shares in the Company’s planned rights issue first announced on April 23, 2008, thus ensuring a successful offering.

On June 26, 2008, we publicly updated well testing operations at the Manavi 12 well in Georgia which was drilled to appraise a new oil discovery in the Kura Basin. Testing operations focused on a selected reservoir interval in the Upper Cretaceous carbonates which was acid fracture stimulated earlier in the year after the recovery of oil and gas to surface from previous testing. The results of the current test have identified a possible oil-water contact in the M12 well which indicates a potentially significant hydrocarbon column in the Manavi structure.

On July 21, 2008, we announced the results of the annual meeting of stockholders held on July 18, 2008 in New York, New York at which stockholders duly re-elected the incumbent Board of Directors comprised of Messrs. Vincent McDonnell, Jeffrey Wilkins, Russ Hammond, Michael Ayre and Anthony Perry; approved an increase in the authorized shares of common stock from 500,000,000 to 1,000,000,000; and disapproved an increase in the number of shares of common stock that can be awarded under the Company’s 2004 Plan.

Effective July 21, 2008, the Company amended Article Four of the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.10 per share, from 500,000,000 shares to 1,000,000,000. The amendment was duly approved at the Company’s annual meeting of stockholders held on July 18, 2008 by the votes of the holders of at least a majority of all the issued and outstanding shares of the Company. The capital of the Company shall not be reduced under or by reason of the said amendment.

On July 24, 2008, we announced that the group of eight separate foreign private investors who had previously signed non-binding letters of intent with the Company had severally entered into substantially identical firm commitment underwriting agreements with the Company to purchase up to an aggregate of $24.2 million in unsubscribed for shares in the Rights Offering. Each investor severally and not jointly undertook, pro rata to its share of the aggregate underwriting commitment, to purchase, at the same Subscription Price as common stockholders, shares of CanArgo common stock not otherwise purchased by stockholders in the Rights Offering. See “Standby Underwriting and Plan of Distribution” beginning on page 44 for further details concerning the terms of these agreements.

On August 10, 2008, we issued a statement that operations in Georgia are continuing unaffected by the hostilities between Georgia and Russia over control of the separatist region of South Ossetia in the central Caucasus. Oil production operations, at the present time, continue as normal at the Company’s Ninotsminda Field which is located 35 kilometers to the east of the capital city Tbilisi and over 100 kilometers from South Ossetia. As a precautionary measure, the Company has increased security and the number of personnel on duty at its production sites. The Company is closely monitoring the situation and the efforts of the United States, NATO, the United Nations and the European Union to bring an end to hostilities.

On August 15, 2008, we issued a further statement that our oil and gas operations in Georgia remained unaffected by the recent Russian-Georgian conflict. Oil production from the Ninotsminda Field is sold on a batch basis with the last sale at the end of July and the next scheduled sale not due until late September. Oil production from the Field is generally sold at the Field gate, transported by the buyer via rail and exported through the Black Sea port of Batumi which, to date, has not been affected by the conflict. There is no assurance, however, that our operations and our ability to market our production will remain unaffected if relations between Georgia and the Russian Federation deteriorate and hostilities are resumed.

RISK FACTORS

An investment in our common stock is subject to significant risks and uncertainties which may result in a loss of all or a part of your investment. You should carefully consider the risks described below, as well as all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplements, before investing in our common stock. The risks described below are not the only ones facing the Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the price of our shares.

Risks Associated with our Business

Our operations in Georgia may be adversely affected by the recent hostilities between Georgia and the Russian Federation.

The recent hostilities between Georgia and the Russian Federation over the separatist region of South Ossetia may interrupt and adversely affect our operations and our ability to market our production from the Nintosminda Field, in particular if military operations resume and extend to the areas in which we operate or interfere with the methods by which we market our production. Oil production operations, at the present time, continue as normal at the Company’s Ninotsminda Field which is located 35 kilometers to the east of the capital city Tbilisi and over 100 kilometers from South Ossetia. As a precautionary measure, the Company has increased security and the number of personnel on duty at its production sites. The Company is closely monitoring the situation and the efforts of the United States, NATO, the European Union and the United Nations to bring an end to hostilities. See “Recent Developments.”

We have experienced recurring losses.

For the six month period ended June 30, 2008 we recorded net losses of $2,176,000 and for the fiscal years ended December 31, 2007, 2006, 2005, 2004, and 2003, we recorded net losses of $53,777,214, $60,540,851, $12,335,314, $4,611,031, and $7,473,346, respectively, and have an accumulated deficit of $233,695,386 as at June 30, 2008. Impairments of oil and gas properties ventures and other assets included write-downs of $42,000,000 in 2007 relating to the impairment in the carrying value of the Ninotsminda Field. The Company may never achieve or maintain profitability. The Company will need to generate significant revenues to achieve and maintain profitability. The Company cannot guarantee that it will be able to generate these revenues.

Our ability to pursue our activities is dependent on our ability to generate cash flows.

•	Our ability to continue to pursue our principal activities of acquiring interests in and developing oil and gas fields is dependent upon generating funds from internal sources, external sources and, ultimately, maintaining sufficient positive cash flows from operating activities. Our financial statements have been prepared in accordance with U.S. GAAP, which contemplates continuation of the Company as a going concern. The Company incurred net losses from continuing operations to common stockholders of approximately $2,145,000 for the period ended June 30, 2008 and $65,315,000 $54,432,000 and $12,522,000 for the years ended December 31, 2007, 2006 and 2005, respectively. These net losses included non-cash charges related to depreciation and depletion, impairments, loan interest, amortization of debt discount, extinguishment of debt and stock-based compensation of approximately $2,587,000 for the six month period ended June 30, 2008 and $61,936,000, $48,213,000 and $7,175,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

•	In the six month period ended June 30, 2008 and in the years ended December 31, 2007 and 2006, the Company’s revenues from its Georgian operations did not cover the costs of its operations. At June 30, 2008 the Company had unrestricted cash and cash equivalents available for general corporate use or for use in the Georgian operations of approximately $3,148,000. For the six month ended June 30, 2008 the Company experienced a net cash outflow from operations of approximately $808,000 in Georgia and in 2007 the Company experienced a net cash outflow from operations of approximately $1,800,000 in Georgia. In addition, the Company has a planned capital expenditure budget in the near future of approximately $12,000,000 in Georgia. The exploration and development wells currently undergoing or waiting to undergo production testing in Georgia currently do not produce enough commercially available quantities of oil and or gas and the Company will not have sufficient working capital and may have to delay or suspend its capital expenditure plans and possibly make cutbacks in its operations. There are no assurances the Company could raise additional sources of equity financing and the covenants contained in the Note Purchase Agreements to which the Company is a party (see Note 9 of the consolidated financial statements included in the Annual Report on Form 10-K, as amended) restrict the Company from incurring additional debt obligations in excess of $2.5 million unless it receives consent from Noteholders holding at least 51% in aggregate outstanding principal amount of the of the Notes covered by such Agreements, which consent we cannot guarantee.

Consequently, the aforementioned items raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon raising capital through debt and equity financing on terms desirable to the Company. If the Company is unable to obtain additional funds when they are required or if the funds cannot be obtained on terms favorable to the Company, management may be required to delay, scale back or eliminate its well development program or license third parties to develop or market production that the Company would otherwise seek to develop or market itself, or even be required to relinquish its interest in the properties or in the extreme situation, cease operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our current operations are dependent on the success of our Georgian exploration activities and our activities on the Ninotsminda Field.

To date we have directed substantially all of our efforts and most of our available funds to the development of the Ninotsminda Field in the Kura Basin in the eastern part of Georgia, appraisal of the Manavi oil discovery and exploration in that area and some ancillary activities in the Kura Basin area. This decision is based on management’s assessment of the promise of the Kura Basin area. However, our focus on the Ninotsminda Field has over the past several years resulted in overall losses for us. We cannot assure investors that the exploration and development plans for the Ninotsminda Field will be successful. For example, the Ninotsminda Field may not produce sufficient quantities of oil and gas and at sufficient rates to justify the investment we have made and are planning to make in the Field, and we may not be able to produce the oil and gas at a sufficiently low cost or to market the oil and gas produced at a sufficiently high price to generate a positive cash flow and a profit. Our Georgian exploration program, particularly in the Manavi and Norio areas, is an important factor for future success, and this program may not be successful, as it carries substantial risk. See “Risks Associated with our Industry – Our oil and gas activities involve risks, many of which are beyond our control” below for a description of a number of these potential risks and losses. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and some, but not all, of such losses. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

Our operation of the Ninotsminda Field is governed by a production sharing contract which may be subject to certain legal uncertainties.

Our principal business and assets are derived from production sharing contracts in Georgia. The legislative and procedural regimes governing production sharing agreements and mineral use licenses in Georgia have undergone a series of changes in recent years resulting in certain legal uncertainties. Our production sharing agreements and mineral use licenses, entered into prior to the introduction in 1999 of a new Petroleum Law governing such agreements have not as yet been amended to reflect or ensure compliance with current legislation. As a result, despite references in the current legislation grandfathering the terms and conditions of our production sharing contracts, conflicts between the interpretation of our production sharing contracts and mineral use licenses and current legislation could arise. Such conflicts, if they arose, could cause an adverse effect on our rights under the production sharing contracts.

We may encounter difficulties in enforcing our title to our properties.

Since all of our oil and gas interests are currently held in countries where there is currently no private ownership of oil and gas in place, good title to our interests is dependent on the validity and enforceability of the governmental licenses and production sharing contracts and similar contractual arrangements that we enter into with government entities, either directly or indirectly. As is customary in such circumstances, we perform a minimal title investigation before acquiring our interests, which generally consists of conducting due diligence reviews and in certain circumstances securing written assurances from responsible government authorities or legal opinions. We believe that we have satisfactory title to such interests in accordance with standards generally accepted in the crude oil and natural gas industry in the areas in which we operate. Our interests in properties are subject to royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, none of which we believe materially interferes with the use of, or affects the value of, such interests. However, as is discussed elsewhere, there is no assurance that our title to our interests will be enforceable in all circumstances due to the uncertain nature and predictability of the legal systems in some of the countries in which we operate.

We will require additional funds to implement our long-term oil and gas development plans.

It will take many years and substantial cash expenditures to develop fully our oil and gas properties. We generally have the principal responsibility to provide financing for our oil and gas properties and ventures. Accordingly, we may need to raise additional funds from outside sources in order to pay for project development costs. We may not be able to obtain that additional financing. If adequate funds are not available, we will be required to scale back or even suspend our operations or such funds may only be available on commercially unattractive terms. The carrying value of the Ninotsminda Field may not be realized unless additional capital expenditures are incurred to develop the Field. Furthermore, additional funds will be required to pursue exploration activities on our existing undeveloped properties. While expected to be substantial, without further exploration work and evaluation the amount of funds needed to fully develop all of our oil and gas properties cannot at present be quantified.

We may be unable to finance our oil and gas projects.

Our long term ability to finance most of our present oil and gas projects and other ventures according to present plans is dependent upon obtaining additional funding. An inability to obtain financing in the future could require us to scale back or abandon part or all of our future project development, capital expenditure, production and other plans. The availability of equity or debt financing to us or to the entities that are developing projects in which we have interests is affected by many factors, including:

•	world and regional economic conditions;

•	the state of international relations;

•	the stability and the legal, regulatory, fiscal and tax policies of various governments in the areas in which we have or intend to have operations;

•	fluctuations in the world and regional price of oil and gas and in interest rates;

•	the outlook for the oil and gas industry in general and in areas in which we have or intend to have operations; and

•	competition for funds from possible alternative investment projects.

Potential investors and lenders will be influenced by their evaluations of us and our projects, including their technical difficulty, and comparison with available alternative investment opportunities.

Our operations may be subject to the risk of political instability, civil disturbance and terrorism.

Our principal oil and gas properties and activities are in Georgia, which is located in the former Soviet Union. Operation and development of our assets are subject to a number of conditions endemic to former Soviet Union countries, including political instability. The present governmental arrangements in countries of the former Soviet Union in which we operate were established relatively recently, when they replaced communist regimes. If they fail to maintain the support of their citizens, other institutions, including a possible reversion to totalitarian forms of government, could replace these governments. As recent developments in Georgia have illustrated, the national governments in these countries often must deal with civil disturbances and unrest which may be based on religious, tribal and local and regional separatist considerations. Further, as discussed above, relations between Georgia and the Russian Federation have involved periods of political tension. Our operations typically involve joint ventures or other participatory arrangements with the national government or state-owned companies. The production sharing contract covering the Ninotsminda Field is an example of such arrangements. As a result of such dependency on government participants, our operations could be adversely affected by political instability, terrorism, changes in government institutions, personnel, policies or legislation, or shifts in political power. There is also the risk that governments could seek to nationalize, expropriate or otherwise take over our oil and gas properties either directly or through the enactment of laws and regulations which have an economically confiscatory result. We are not insured against political or terrorism risks because management deems the premium costs of such insurance to be currently prohibitively expensive.

We face the risk of social, economic and legal instability in the countries in which we operate.

The political institutions of the countries that were a part of the former Soviet Union have become more fragmented and the economic institutions of these countries have converted to a market economy from a planned economy. New laws have been introduced, and the legal and regulatory regimes in such regions may be vague, containing gaps and inconsistencies, and are subject to amendment. Application and enforceability of these laws may also vary widely from region to region within these countries. Due to this instability, former Soviet Union countries are subject to certain additional risks including the uncertainty as to the enforceability of contracts. Social, economic and legal instability have accompanied these changes due to many factors which include:

•	low standards of living;

•	high unemployment;

•	under-developed and changing legal and social institutions; and

•	conflicts within and with neighboring countries.

This instability could make continued operations difficult or impossible. Georgia has democratically elected a President following a popular revolt against the previous administration in November 2003 and has successfully quelled a potential separatist uprising in one of its regions. Although the new administration has made public statements supporting foreign investment in Georgia, and has provided specific written support for our activities, there can be no guarantee that this will continue, or that these changes will not have an adverse affect on our operations. There are also some separatist areas within Georgia that receive support from the Russian Federation that may cause instability and potentially affect our activities.

We face an inadequate or deteriorating infrastructure in the countries in which we operate.

Countries in the former Soviet Union often either have underdeveloped infrastructures or, as a result of shortages of resources, have permitted infrastructure improvements to deteriorate. The lack of necessary infrastructure improvements can adversely affect operations. For example, we have, in the past, suspended drilling and testing procedures due to the lack of a reliable power supply.

We may encounter currency risks in the countries in which we operate.

Payment for oil and gas products sold in former Soviet Union countries may be in local currencies. Although we currently sell our oil principally for U.S. dollars, we may not be able to continue to demand payment in hard currencies in the future. Most former Soviet Union country currencies are presently convertible into U.S. dollars, but there is no assurance that such convertibility will continue. Even if currencies are convertible, the rate at which they convert into U.S. dollars is subject to fluctuation. In addition, the ability to transfer currencies into or out of former Soviet Union countries may be restricted or limited in the future. We may enter into contracts with suppliers in former Soviet Union countries to purchase goods and services in

U.S. dollars. We may also obtain from lenders credit facilities or other debt denominated in U.S. dollars. If we cannot receive payment for oil and oil products in U.S. dollars and the value of the local currency relative to the U.S. dollar deteriorates, we could face significant negative changes in working capital.

We may encounter tax risks in the countries in which we operate.

Countries may add to or amend existing taxation policies in reaction to economic conditions including state budgetary and revenue shortfalls and political considerations. Since we are dependent on international operations, specifically those in Georgia, we may be subject to changing taxation policies including the possible imposition of confiscatory excess profits, production, remittance, export and other taxes. While we are not aware of any recent or proposed tax changes which could materially adversely affect our operations, such changes could occur although we have negotiated economic stabilization clauses in our production sharing contracts in Georgia and all current taxes are payable from the State’s share of petroleum produced under the production sharing contracts.

We have identified material weaknesses in our internal controls over financial reporting which, if not remediated, may adversely affect our ability to timely and accurately meet our financial reporting responsibilities.

We identified a number of material weaknesses in our internal controls over financial reporting as of December 31, 2007. Our management, in consultation with our audit committee, is continually reviewing the most cost effective way to address material weaknesses and deficiencies identified. Our failure to complete this remediation process may adversely affect our ability to accurately report our financial results in a timely manner. As at March 31, 2008 we reported that the financial controller of the Company resigned in March 2008 and had not yet been replaced. Having a financial controller is a critical element in our system of internal control over financial reporting. A new financial controller was appointed June 30, 2008.

We are currently engaged in outstanding litigation the outcome of which is not certain.

On September 12, 2005, WEUS Holding Inc (“WEUS”), a subsidiary of Weatherford International Ltd, lodged a formal Request for Arbitration with the London Court of International Arbitration against the Company in respect of unpaid invoices for work performed under the Master Service Contract dated June 1, 2004 between the Company and WEUS for the supply of under-balanced coil tubing drilling equipment and services during the first and second quarter of 2005. Pursuant to the Request for Arbitration, WEUS’ demand for relief is $4,931,332. The Company is contesting the claim and has filed a counterclaim. A three week hearing in the London Court of International Arbitration has been provisionally scheduled for February 2009.

On July 27, 2005, GBOC Ninotsminda, an indirect subsidiary of the Company, received a claim raised by certain of the Ninotsminda villagers in the Tbilisi Regional Court in respect of damage caused by the blowout of the N100 well on the Nintosminda Field in Georgia on September 11, 2004. An additional claim was received in December 2005 and amended in March 2006, thus bringing the relief sought pursuant to both claims to the sum of approximately 314,000,000 GEL (approximately $222,000,000 at the exchange rate of GEL to US Dollars in effect on June 30, 2008).

We are defending both cases vigorously. However, predicting the outcome of any arbitration/litigation inevitably involves an element of uncertainty. In the event that the Company is found liable in either action the Company may, among other things, be required to pay damages and costs (and, even if the Company is successful, it is unlikely that it will fully recover its own costs), which could have a material adverse effect on the Company.

The Company has been named in a complaint with a group of other defendants by former interest holders of the Lelyaki oil field in Ukraine. The plaintiffs are seeking damages of approximately $600,000 CDN (approximately $596,000 at June 30, 2008 exchange rates). The former owners of UK-Ran Oil Company disposed of their investment in the field prior to selling the company to CanArgo.

Risks Associated with our Industry.

We may be required to write-off unsuccessful properties and projects.

In order to realize the carrying value of our oil and gas properties and ventures, we must produce oil and gas in sufficient quantities and then sell such oil and gas at sufficient prices to produce a profit. We have a number of unevaluated oil and gas properties. The risks associated with successfully developing unevaluated oil and gas properties are even greater than those associated with successfully continuing development of producing oil and gas properties, since the existence and extent of commercial quantities of oil and gas in unevaluated properties have not been established. We could be required in the future to write-off our investments in additional projects, including the Ninotsminda Field project, if such projects prove to be unsuccessful.

Our oil and gas activities involve risks, many of which are beyond our control.

Our exploration, development and production activities are subject to a number of factors and risks, many of which may be beyond our control. We must first successfully identify commercial quantities of oil and gas, which is inherently subject to many uncertainties. Thereafter, the development of an oil and gas deposit can be affected by a number of factors which are beyond the operator’s control, such as:

•	unexpected or unusual geological conditions;

•	recoverability of the oil and gas on an economic basis;

•	availability of infrastructure and personnel to support operations;

•	labor disputes;

•	local and global oil prices; and

•	government regulation and legal and political uncertainties.

Our activities can also be affected by a number of hazards, such as:

•	natural phenomena, such as bad weather and earthquakes;

•	operating hazards, such as fires, explosions, blow-outs, pipe failures and casing collapses; and

•	environmental hazards, such as oil spills, gas leaks, ruptures and discharges of toxic gases.

Any of these factors or hazards could result in damage, losses or liability for us. There is also an increased risk of some of these hazards in connection with operations that involve the rehabilitation of fields where less than optimal practices and technology were employed in the past, as was often the case in the countries that were part of the former Soviet Union. We do not purchase insurance covering all of the risks and hazards or all of our potential liability that are involved in oil and gas exploration, development and production.

We may have conflicting interests with our partners.

Joint venture, acquisition, financing and other agreements and arrangements must be negotiated with independent third parties and, in some cases, must be approved by governmental agencies. These third parties generally have objectives and interests that may not coincide with ours and may conflict with our interests. Unless we are able to compromise these conflicting objectives and interests in a mutually acceptable manner, agreements and arrangements with these third parties will not be consummated. We may not have a majority of the equity in the entity that is the licensed developer of some projects that we may pursue in the countries that were a part of the former Soviet Union, even though we may be the designated operator of the oil or gas field. In these circumstances, the concurrence of co-venturers may be required for various actions. Other parties influencing the timing of events may have priorities that differ from ours, even if they generally share our objectives. Demands by or expectations of governments, co-venturers, customers, and others may affect our strategy regarding the various projects. Failure to meet such demands or expectations could adversely affect our participation in such projects or our ability to obtain or maintain necessary licenses and other approvals.

Our operating direct and indirect subsidiaries and joint ventures require governmental registration.

Operating entities in various foreign jurisdictions must be registered by governmental agencies and production licenses and contracts for the development of oil and gas fields in various foreign jurisdictions must be granted by governmental agencies. These governmental agencies generally have broad discretion in determining whether to take or approve various actions and matters. In addition, the policies and practices of governmental agencies may be affected or altered by political, economic and other events occurring either within their own countries or in a broader international context.

We are affected by changes in the market price of oil and gas.

Prices for oil and natural gas and their refined products are subject to wide fluctuations in response to a number of factors which are beyond our control, including:

•	global and regional changes in the supply and demand for oil and natural gas;

•	actions of the Organization of Petroleum Exporting Countries;

•	weather conditions;

•	domestic and foreign governmental regulations;

•	price and availability of alternative fuels;

•	political conditions and terrorist activity in the Middle East, Central Asia and elsewhere; and

•	overall global and regional economic conditions.

A reduction in oil prices can affect the economic viability of our operations. There can be no assurance that oil prices will be at a level that will enable us to operate at a profit. We may also not benefit from rapid increases in oil prices as the market for the levels of crude oil produced in Georgia by Ninotsminda Oil Company Limited can in such an environment be relatively inelastic. Contract prices are often set at a specified price determined with reference to world market prices (often based on the average of a number of quotations for a “marker” crude including Dated Brent Mediterranean or Urals Mediterranean at the time of sale) subject to appropriate discounts for transportation and other charges which can vary from contract to contract.

Our actual oil and gas production could vary significantly from reserve estimates.

Estimates of oil and natural gas reserves and their values by petroleum engineers are inherently uncertain. These estimates are based on professional judgments about a number of elements:

•	amount of recoverable crude oil and natural gas present in a reservoir;

•	costs that will be incurred to produce the crude oil and natural gas; and

•	rate at which production will occur.

Reserve estimates are also based on evaluations of geological, engineering, production and economic data. The data can change over time due to, among other things:

•	additional development activity;

•	evolving production history; and

•	changes in production costs, market prices and economic conditions.

As a result, the actual amount, cost and rate of production of oil and gas reserves and the revenues derived from sale of the oil and gas produced in the future will vary from those anticipated in the reports on the oil and gas reserves prepared by independent petroleum consultants at any given point in time. The magnitude of those variations may be material. The rate of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional productive zones in existing wells or secondary recovery reserves, our proved reserves will decline as reserves are produced. Future crude oil and natural gas production is therefore highly dependent upon our level of success in replacing depleted reserves.

Our oil and gas operations are subject to extensive governmental regulation.

Governments at all levels, national, regional and local, regulate oil and gas activities extensively. We must comply with laws and regulations which govern many aspects of our oil and gas business, including:

•	exploration;

•	development;

•	production;

•	refining;

•	marketing;

•	transportation;

•	occupational health and safety;

•	labor standards; and

•	environmental matters.

We expect the trend towards more burdensome regulation of our business to result in increased costs and operational delays. This trend is particularly applicable in developing economies, such as those in the countries that were a part of the former Soviet Union where we have our principal operations. In these countries, the evolution towards a more developed economy is often accompanied by a move towards the more burdensome regulations that typically exist in more developed economies.

We face significant competition.

The oil and gas industry, including the refining and marketing of crude oil products, is highly competitive. Our competitors include integrated oil and gas companies, government owned oil companies, independent oil and gas companies, drilling and income programs, and wealthy individuals. Many of our competitors are large, well-established, well-financed companies. Because of our small size and lack of financial resources, we may not be able to compete effectively with these companies.

Our profitability may be subject to changes in interest rates.

Our profitability may also be adversely affected during any period of unexpected or rapid increase in interest rates. While we currently have only limited amounts of long term debt, increases in interest rates may adversely affect our ability to raise debt capital to the extent that our income from operations will be insufficient to cover debt service.

Risks Associated with our Stock.

Limited trading volume in our common stock may contribute to price volatility.

Our common stock is listed for trading on the Oslo Stock Exchange (“OSE”) in Norway, and on the AMEX in New York. During the year ended December 31, 2007 and for the first six months of 2008, the average daily trading volume for our common stock was 2,858,528 shares and 6,163,163 shares on the OSE and 464,611 and 719,777 shares on the AMEX, respectively, both as reported by Yahoo© and the closing price of our stock during such periods ranged from a low of NOK 0.96 and $0.19 to a high of NOK 9.80 and $1.42 on the OSE and AMEX, respectively, as reported by Yahoo©. As of • , 2008, the closing price our stock was NOK • and $ • on the OSE and the AMEX, respectively. As a relatively small company with a limited market capitalization, even if our shares are more widely distributed, we are uncertain as to whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the price of our common stock.

The price of our common stock may be subject to wide fluctuations.

The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in our results of operations, changes in earnings estimates by analysts, changing conditions in the oil and gas industry or changes in general market, economic or political conditions.

We do not anticipate paying cash dividends in the foreseeable future.

We have not paid any cash dividends to date on the common stock and there are no plans for such dividend payments in the foreseeable future. Furthermore, under the terms of our outstanding Senior Subordinated Convertible Guaranteed Notes due September 1, 2009 (“Subordinated Notes”) and 12% Subordinated Convertible Guaranteed Notes due June 28, 2010 (“12% Subordinated Notes” and together with the Subordinated Notes, collectively, the “Notes”) we are restricted from paying cash dividends.

We have a significant number of shares eligible for future sale.

At June 30, 2008, we had 242,107,390 shares of common stock outstanding. In addition, at June 30, 2008, we had 45,270 shares issuable upon exchange of CanArgo Oil & Gas Inc. Exchangeable Shares without receipt of further consideration; 7,305,000 shares of common stock subject to outstanding options granted under certain stock option plans (of which 6,866,667 shares were vested at June 30, 2008); 22,411,111 shares issuable upon exercise of outstanding warrants; up to 9,419,667 shares of common stock reserved for issuance under our existing option plans; up to 15,437,500 shares reserved for issuance in connection with certain existing contractual arrangements, including 10,600,000 shares upon conversion of our 12% Subordinated Notes and 4,650,000 shares upon conversion of our Subordinated Notes. The shares of common stock issuable upon exercise of the stock options issued under the 2004 Long Term Stock Incentive Plan have been registered under the Securities Act. In addition, the 15,437,500 shares issuable pursuant to contractual arrangements, including under the Notes, are subject to certain registration rights and are eligible for resale in the public market after registration statements covering such shares have been declared effective.

The Company currently has outstanding $4,650,000 in aggregate principal amount of Subordinated Notes of which Notes in the respective aggregate principal amounts of $2,906,250 are held by Ingalls & Snyder and $1,743,750 are held by Penrith Limited. The Company also has outstanding $10,600,000 in aggregate principal amount of 12% Subordinated Notes. The 12% Subordinated Notes are held by Persistency. Both the Subordinated Notes and the 12% Subordinated Notes are convertible, at the Noteholders’ option, into common stock of the Company. Pursuant to the terms of the Notes the conversion price of the Notes, which is currently $1.00 per share, would be re-set upon consummation of the Rights Offering to $0.10 per share, subject to further possible adjustments in accordance with the terms of the Notes. Likewise, pursuant to the terms of warrants to purchase 16,111,111, shares of common stock issued by the Company, the exercise price of the warrants, which is currently $1.00 per share, will also be re-set upon consummation of the Rights Offering to $0.10 per share subject to further possible adjustments in accordance with the terms of the warrants. 5,000,000 of such warrants were issued to Morgan Stanley & Co. for the account of Persistency as compensation for Persistency converting/exchanging, in June 2007, $5 million nominal principal amount of the Subordinated Notes into shares of common stock of Tethys Petroleum Limited (“Tethys”) (Tethys being a former subsidiary of the Company). The remaining 11,111,111 of such warrants were issued to Ingalls & Snyder (as nominee for the underlying beneficial owners) as compensation in connection with the conversion/exchange, in June 2007, of $10 million nominal principal amount of the Company’s $25 million Senior Secured Notes due July 25, 2009 (the “Senior Notes”) into shares of Tethys common stock (all of which such Senior Notes have since been repaid by the Company).

The holders of such Notes and warrants, in aggregate, would currently be entitled to receive a maximum of 36,361,111 shares of common stock upon conversion of their Notes pursuant to the Note conversion price of $1.00 per share and the exercise of the warrants. However, after the Offering, the holders of the Notes and warrants could receive up to a possible maximum of 173,611,111 shares of common stock upon conversion of their Notes following the re-set of the conversion price of the Notes to $0.10 from $1.00 per share and the exercise of certain warrants (see the table under the “Dilution” section below to illustrate the maximum number of shares of common stock that the holders of the Notes and warrants could receive prior to and after the Offering).

Such shares of common stock issuable to the Note holders are subject to contractual registration rights. Sales of shares of common stock under Rule 144 or pursuant to an effective registration statement could have a material adverse effect on the price of the common stock and could impair our ability to raise additional capital through the sale of our equity securities (see “Dilution” below).

This prospectus covers up to an additional 16,940,000 shares of common stock that may become issuable to the Standby Underwriters in lieu of cash commissions from the Company pursuant to the Standby Underwriting Agreements.

This prospectus also covers any additional shares of common stock that become issuable in connection with the outstanding shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

Our ability to incur additional indebtedness is restricted under the terms of the Notes.

Pursuant to the terms of the Note Purchase Agreements entered into by and between the Company and the purchasers of the Notes, we may not incur future indebtedness or issue additional senior or pari passu indebtedness in excess of $2.5 million, except with the prior consent of the beneficial holders of at least 51% of the outstanding principal amount of each such Notes or in limited permitted circumstances. The definition of indebtedness in each of the Note Purchase Agreements encompasses all customary forms of indebtedness, including, without limitation, liabilities for deferred consideration, liabilities for borrowed money secured by any lien or other specified security interest (except permitted liens), liabilities in respect of letters of credit or similar instruments (excluding letters of credit which are 100% cash collateralized) and guarantees in relation to such forms of indebtedness (excluding parent company guarantees provided by the Company in respect of the indebtedness or obligations of any of our subsidiaries under any Basic Documents (as defined in each of the Note Purchase Agreements)).

Our ability to make future stock issuances, the terms of the 12% Subordinated Notes and the Subordinated Notes and the provisions of Delaware law could have anti-takeover effects.

Our board of directors may at any time issue additional shares of preferred stock and common stock without any prior approval by the stockholders, which might impair or impede a third party from making an offer to acquire us. Holders of outstanding shares have no right to purchase a pro rata portion of additional shares of common or preferred stock issued by us. Further, under the terms of the 12% Subordinated Notes and the Subordinated Notes, in the event of a “Change of Control” or a “Control Event” we are required to offer to prepay the Notes which might also dissuade a third party from making an acquisition offer. See note 9 of the consolidated financial statements included in the Annual Report on Form 10-K (as amended) for the definition of “Change of Control” and “Control Event”. In addition, the provisions of Section 203 of the Delaware General Corporation Law, to which we are subject, places certain restrictions on third parties who seek to effect a business combination with a company opposed by our board of directors.

Risks Associated With The Rights Offering

Stockholders who do not fully exercise their Rights will have their interests diluted as a result of the issuance of approximately • shares of our common stock pursuant to the Rights Offering or the equivalent thereof if the Standby Underwriters purchase Unsubscribed Shares pursuant to their standby underwriting commitments.

If you choose not to exercise your subscription rights in full, your relative ownership interest in the Company will be diluted to the extent other stockholders exercise their subscription rights. The Rights Offering will result in the issuance of approximately 242,107,390 shares of our common stock. In addition, pursuant to the Standby Underwriting Agreements, the Standby Underwriters have agreed to purchase up to 242,000,000 shares of common stock not purchased through the exercise of Rights.

If no Rights Holders exercise their Rights in this Rights Offering, the transactions contemplated by the Standby Underwriting Agreements will result in the issuance of 242,000,000 shares of our common stock to the Standby Underwriters. Rights Holders who do not exercise their subscription rights by 4:00 p.m., US Eastern time, on October 24, 2008, the scheduled U.S. expiration date of the Rights Offering, or 5:30 p.m. (CET) on October 14, 2008, the scheduled Norwegian expiration date of the Rights Offering, or sell their subscription rights by 5:00 p.m., US Eastern time, on October 23, 2008 or 5:30 p.m. (CET) on October 13, 2008, the last business day prior to the expiration of the Rights Offering in the U.S. and Norway, respectively, will have their Rights expire and be void and no longer exercisable.

The Subscription Price determined for the Rights Offering is not necessarily an indication of our book value or the price at which our stock may trade.

The Subscription Price of $0.10 per full share for the Rights Offering was set by an independent committee of the Board of Directors of the Company in April 2008 after preliminary discussions with several parties who were initially interested in underwriting the Rights Offering but not including the Standby Underwriters. The closing price per share of our common stock on • , 2008, the most recent practicable date prior to the date of this prospectus, was $ • . The transaction structure approved by our Board of Directors was designed to afford our existing stockholders the opportunity to make an additional investment in the Company through the Rights Offering at the same price as the Company will receive from the Standby Underwriters. The Subscription Price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the Subscription Price as an indication of the value or the price at which our common stock may trade. After the date of this prospectus, our common stock may trade at prices above or below the Subscription Price.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your Rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your Rights. As such, if you exercise your Rights prior to a subsequent announcement of the results of operations, you will not be able to revoke your exercise regardless of such results. In addition, the public trading market price of our common stock may decline before the Rights expire. If you exercise your Rights and, afterwards, the price of our common stock decreases below the Subscription Price, you will still be committed to buy the shares of our common stock in this Rights Offering at a price of $0.10 per full share. Our common stock is traded on the AMEX and the OSE under the symbol “CNR” and the last reported closing sales prices of our common stock on the AMEX and the OSE on • , 2008, the most recent practicable date prior to the date of this prospectus, was $ •  and NOK •  per share, respectively. You should not exercise your Rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $0.10 per full share.

If you do not act on a timely basis and follow subscription instructions, your exercise of Rights may be rejected.

U.S. stockholders that desire to purchase shares in the Rights Offering must act on a timely basis to ensure that all required forms and payments are actually received by the U.S. Subscription Agent prior to 4:00 p.m.,

US Eastern time, on October 24, 2008, the scheduled U.S. expiration date of the Rights Offering, provided that if you cannot deliver your Subscription Rights Certificate to the U.S. Subscription Agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering — Guaranteed Delivery Procedures”. If you hold shares through the VPS System or you are a foreign registered stockholder such procedures will not be available to you. The Norwegian Offering Circular contains a description of the relevant procedures to be used by stockholders who hold their shares in the VPS System. If you are a U.S. beneficial owner of shares and you wish to exercise your rights, you should act on a timely basis to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by your broker, custodian bank or other nominee prior to 5:00 p.m., US Eastern time, on October 23, 2008, the last business day prior to the scheduled U.S. expiration date of the Rights Offering to ensure that your broker, custodian bank or other nominee has sufficient time to deliver such forms and payments to the subscription agent by 4:00 p.m., US Eastern time, on October 24, 2008, the scheduled U.S. expiration date. In order to do so, you must complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” by 5:00 p.m., US Eastern time, on October 23, 2008, the last business day prior to the scheduled October 24, 2008 U.S. expiration date of the Rights Offering. With respect to exercises of the Rights, we will not be responsible if your broker, custodian bank or other nominee fails to ensure that all required forms and payments are actually received by the U.S. Subscription Agent prior to 4:00 p.m., US Eastern time, on October 24, 2008, the scheduled expiration date of the Rights Offering. Foreign registered stockholders and stockholders who hold their shares in the VPS System should see “Foreign and Other Stockholders” below and “The Rights Offering — Foreign and Other Stockholders” and consult the Norwegian Offering Circular.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise of the Rights in the Rights Offering, the Subscription Agents may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the Subscription Agents undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We will exercise reasonable discretion in determining whether a subscription exercise properly follows the subscription procedures.

If you have an address outside the U.S. or an army post office or a fleet post office address, to exercise your Rights, you must notify the U.S. Subscription Agent before 5:00 p.m., US Eastern time (11:00 p.m. CET), on October 21, 2008, three business days prior to the scheduled October 24, 2008 expiration date, and, with respect to holders whose addresses are outside the U.S., must provide evidence satisfactory to us, such as a legal opinion from local counsel that it is lawful for you to receive and exercise your rights under applicable law. This procedure does not apply to stockholders holding shares through the VPS System. The Norwegian Offering Circular contains a description of the relevant procedures to be followed by such stockholders. See “The Rights Offering — Foreign and Other Stockholders.”

No prior market exists for the subscription rights.

Although we expect the Rights will be traded on the AMEX and the OSE, the Rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the Rights. The Standby Underwriters and the manager have indicated to us that they will not make a market in the Rights. Subject to certain earlier deadlines described under “The Rights Offering-Methods for Transferring and Selling Subscription Rights-Sales of Subscription Rights Through the Subscription Agents,” the Rights are transferable on the AMEX until 5:00 p.m., US Eastern time, on October 23, 2008, the last business day prior to the scheduled October 24, 2008 U.S. expiration date of the Rights Offering, at which time they will be no longer transferable. The Rights are transferable on the OSE until 5:30 p.m. (CET) on October 13, 2008, the last business day prior to the scheduled October 14, 2008 Norwegian expiration date of the Rights Offering. The U.S. Subscription Agent will only facilitate subdivisions or transfers of the physical Subscription Rights Certificates until 5:00 p.m. US Eastern time, on October 21, 2008, three business days prior to the scheduled October 24, 2008 U.S. expiration date. If you wish to sell your Rights or the Subscription Agent tries to sell Rights on your behalf in accordance with the procedures discussed in this prospectus but such Rights cannot be sold, or if you provide the Subscription Agent with instructions to exercise the Rights and your instructions are not timely received by the Subscription Agent or if you do not provide any instructions to exercise your Rights, then the Rights will expire and will be void and no longer exercisable.

If you make payment of the Subscription Price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this Rights Offering.

Any uncertified check used to pay for shares to be issued in the Rights Offering must clear prior to the expiration date of the Rights Offering, and the clearing process may require five or more business days. If you choose to exercise your Rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of the Rights Offering, you will not have satisfied the conditions to exercise your Rights and will not receive the shares you wish to purchase.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of Rights immediately upon expiration of the Rights Offering or be able to sell your shares at a price equal to or greater than the Subscription Price.

If you exercise Rights, you may not be able to resell the common stock purchased by exercising your Rights until you (or your broker, custodian bank or other nominee) has received those shares. Also, you will have no Rights as a stockholder of the shares you purchased in the Rights Offering until we issue you such shares. Although we will endeavor to issue the shares as soon as practicable after completion of the Rights Offering, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the expiration date of the Rights Offering and the time that the shares are issued or are entered into a book entry system such as the one maintained by DTC or the VPS System in Norway. Moreover, whenever you sell your shares of common stock, you may be unable to sell them at a price equal to or greater than the Subscription Price you paid for such shares.

Conditions to the Rights Offering

The Rights Offering is subject to complying with all requisite regulatory requirements. There is no assurance that these requirements will be satisfied.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that are incorporated by reference as set forth herein under the section entitled “Documents Incorporated by Reference,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this prospectus, the words “estimate,” “project,” “anticipate,” “expect,” “intend,” “believe,” “hope,” “may” and similar expressions, as well as “will,” “shall,” “could” and other indications of future tense, are intended to identify forward- looking statements. The forward-looking statements are based on our current expectations and speak only as of the date made. These forward-looking statements involve risks, uncertainties and other factors that in some cases have affected our historical results and could cause actual results in the future to differ significantly from the results anticipated in forward-looking statements made in this prospectus. Important factors that could cause such a difference are discussed in this prospectus, particularly in the section entitled “Risk Factors”. You are cautioned not to place undue reliance on the forward-looking statements.

Few of the forward-looking statements in this prospectus, including the documents that are incorporated by reference, deal with matters that are within our unilateral control. Joint venture, acquisition, financing and other agreements and arrangements must be negotiated with independent third parties and, in some cases, must be approved by governmental agencies. These third parties generally have interests that do not coincide with ours and may conflict with our interests. Unless the third parties and we are able to compromise their and our various objectives in a mutually acceptable manner, agreements and arrangements will not be consummated.

Although we believe our expectations reflected in forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among others:

•	the market prices of oil and gas;

•	uncertainty of drilling results, reserve estimates and reserve replacement;

•	operating uncertainties and hazards;

•	economic and competitive conditions;

•	natural disasters and other changes in business conditions;

•	inflation rates;

•	legislative and regulatory changes;

•	financial market conditions;

•	accuracy, completeness and veracity of information received from third parties;

•	wars and acts of terrorism or sabotage;

•	political and economic uncertainties of foreign governments; and

•	future business decisions.

In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements might not occur. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The gross proceeds from the sale of the Underlying Shares offered hereby are estimated to be $24,210,739 before the payment of commissions (some or all of which may be paid in shares of common stock) and customary fees and expenses of the Rights Offering which are estimated to be $1,423,970. The following table sets out the use of gross proceeds. It is expected that the Company will incur customary offering fees and expenses:

Use of Proceeds — $000’s

Production enhancement program at the Ninotsminda Field including:
• the drilling of a new well in the eastern part of the Field with up to two horizontal completions;
• the drilling of a new vertical well on the northern flank of the Field;
• the evaluation of new technology such as radial drilling to produce trapped oil from shallower reservoirs overlying the main Field area; and
• general workover activity.	$12.0
On-going evaluation of the Manavi prospect with a focus on the completion of well testing operations at the M12 well.	$3.0
Progress farm-out strategy in respect of other exploration acreage	$1.0
Repayment of indebtedness(1)	$5.0
General business development and working capital (including payment of the fees and expenses of the Offering)	$3.2
Total	$24.2

(1)	The repayment of indebtedness would comprise payment of the Company’s outstanding Subordinated Notes, which have a maturity date of September 1, 2009 and currently incur interest at a rate of 10% per annum.

The foregoing table represents management’s current best estimate of the use of gross proceeds from the underwritten portion of the Rights Offering. However, unforeseen or changing circumstances may alter the use and allocation of such proceeds.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

CanArgo is listed on the OSE where our stock trades under the symbol “CNR“and also on the AMEX where our common stock trades under the symbol “CNR”. Until April 21, 2004 our common stock traded on the NASDAQ Over The Counter Bulletin Board (“OTCBB”) under the symbol “GUSH”.

The following table sets forth the high and low sales prices of the common stock on the OSE and the AMEX for the periods indicated. Average daily trading volume on these markets during these periods is also provided. OSE and AMEX data is derived from published financial sources. Sales prices on the OSE were converted from Norwegian kroner into United States dollars on the basis of the daily exchange rate for buying United States dollars with Norwegian kroner announced by the central bank of Norway. Prices in Norwegian kroner are denominated in “NOK”. For historical price verification in Norway please see http://uk.betastreaming.finance.yahoo.com/q/hp?s = CNR.OL and for exchange rate conversion $/NOK for the corresponding dates please see www.oanda.com/convert/fxhistory.

	OSE			AMEX
			Average Daily			Average Daily
	High	Low	Volume	High	Low	Volume

Fiscal Quarter Ended
September 30, 2006	1.58	0.63	7,025,224	1.55	0.62	1,278,022
December 31, 2006	1.63	1.04	2,556,167	1.66	1.05	752,662
March 31, 2007	1.57	0.91	3,672,925	1.42	0.87	683,251
June 30, 2007	1.10	0.69	2,935,388	1.12	0.67	432,919
September 30, 2007	1.03	0.70	2,494,248	1.02	0.73	353,638
December 31, 2007	0.95	0.36	2,321,990	0.95	0.35	396,655
March 31, 2008	0.50	0.29	4,586,744	0.47	0.27	730,345
June 30, 2008	0.34	0.26	3,935,615	0.35	0.26	464,076
September 30, 2008 (through •, 2008)	•	•	•	•	•	•

At • , 2008 the closing price of our common stock on both the AMEX and the OSE was $ • . On • , 2008 one U.S. dollar equalled • Norwegian kroner.

On October 2, 2008 the number of holders of record of our common stock was approximately 14,000. We have not paid any cash dividends on our common stock.

Dividend Policy

We currently intend to retain future earnings, if any, for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on our results of operations and financial condition and on such other factors as our Board of Directors may, in their discretion, consider relevant. In addition, the terms of our outstanding notes prohibit us from paying dividends and making other distributions.

DILUTION

As indicated in the Company’s Annual Report on Form 10-K (as amended) incorporated by reference herein and in “Risk Factors” herein, we face numerous risks. Among the most significant is our need for additional capital in order to implement its proposed business plan for 2008. It is our belief, however, that the proposed Rights Offering presents the best alternative for stockholders since it permits stockholders to participate in financing our activities on the same basis that a third party financing source could be expected to provide funds to the Company without existing stockholders suffering the same degree of dilution that a third party financing would create. As of • , 2008, the closing price per share of the common stock on the AMEX was $ • . The Subscription Price for shares in the Rights Offering of $0.10 per share represents a

• % discount off such market price. Upon completion of the Rights Offering the price at which the Company’s outstanding Notes could, at the Note holders’ option, be converted into shares of common stock would be re-set from $1.00 per share to the Subscription Price of $0.10 per share. Similarly, the exercise price of certain warrants would be re-set from $1.00 to $0.10. This would result in a potential increase in the total number of shares of common stock issuable in connection with the successful completion of the Rights Offering and the conversion of such Notes and the exercise of such warrants from a current issued number of shares of 242,107,390 shares as at October 2, 2008 to 657,825,891 shares of common stock (assuming the Standby Underwriters do not exercise their conditional rights to elect to receive their commission in shares of common stock and assuming the issue of no other shares (for example pursuant to option exercises) other than pursuant to the Rights Offering, the Notes and the warrants) of which 173,611,111 shares would be potentially issuable to the Note holders in aggregate in respect of Notes and the exercise of certain warrants which would represent 26.4% of the shares of common stock issued and outstanding under these assumptions.

The Company currently has outstanding $4,650,000 in aggregate principal amount of Subordinated Notes of which Notes in the respective aggregate principal amounts of $2,906,250 are held by Ingalls & Snyder and $1,743,750 are held by Penrith Limited. The Company also has outstanding $10,600,000 in aggregate principal amount of 12% Subordinated Notes. The 12% Subordinated Notes are held by Persistency. Both the Subordinated Notes and the 12% Subordinated Notes are convertible, at the Note holders’ option, into common stock of the Company. Pursuant to the terms of the Notes the conversion price of the Notes, which is currently $1.00 per share, would be re-set upon consummation of the Rights Offering to $0.10 per share, subject to further possible adjustments in accordance with the terms of the Notes. Likewise, pursuant to the terms of warrants to purchase 16,111,000 shares of common stock issued by the Company, the exercise price of the warrants, which is currently $1.00 per share, will also be re-set upon consummation of the Rights Offering to $0.10 per share subject to further possible adjustments in accordance with the terms of the warrants. 5,000,000 of such warrants were issued to Morgan Stanley & Co. for the account of Persistency as compensation for Persistency converting/exchanging, in June 2007, $5 million nominal principal amount of the Subordinated Notes into shares of common stock of Tethys Petroleum Limited (“Tethys”) (Tethys being a former subsidiary of the Company). The remaining 11,111,111 of such warrants were issued to Ingalls & Snyder (as nominee for the underlying beneficial owners) as compensation in connection with the conversion/exchange, in June 2007, of $10 million nominal principal amount of the Company’s $25 million Senior Secured Notes due July 25, 2009 (the “Senior Notes”) into shares of Tethys common stock (all of which such Senior Notes have since been repaid by the Company).

The holders of such Notes and warrants, in aggregate, are currently entitled to receive a maximum of 36,361,111 shares of common stock upon conversion of their Notes pursuant to the Note conversion price of $1.00 per share and the exercise of the warrants. However, after the Offering, the holders of the Notes and warrants could receive up to a possible maximum of 173,611,111 shares of common stock upon conversion of their Notes following the re-set of the conversion price of the Notes to $0.10 from $1.00 per share and the exercise of certain warrants. The following table illustrates the maximum number of shares of common stock that the holders of the Notes and warrants could receive prior to and after the Offering:

Maximum number of shares of common stock upon conversion of Notes and exercise of certain warrants as at June 30, 2008

		Post Offering
	Pre-Offering	(reset of Note conversion
	(Note conversion	price from $1.00 to $0.10
	price at $1.00 per share	and warrant
	and warrant exercise	exercise price
Notes and warrants	price of $1.00 per share)	from $1.00 to $0.10)

Subordinated Notes	4,650,000	46,500,000
12% Subordinated Notes	10,600,000	106,000,000
Compensation warrants issued in June 2007 in connection with the conversion/exchange of $10 million of the Company’s Senior Notes into shares of Tethys common stock	11,111,111	11,111,111
Compensation warrants issued in June 2007 in connection with Persistency converting/exchanging $5 million of the Subordinated Notes into shares of Tethys common stock	5,000,000	5,000,000
Warrants issued in August 2007 private placement	5,000,000	5,000,000	(1)
Total	36,361,111	173,611,111

(1)	The exercise price of these warrants will not be re-set as a result of the Rights Offering and will remain at $1.00.

The Company determined to conduct a rights offering to existing stockholders, as opposed to a public or private offering to third parties, in an attempt to reduce the potential dilution to existing stockholders that any such offer to third parties would entail, assuming that the Rights Offering is fully subscribed for by stockholders. By way of illustration, our net tangible book value as of June 30, 2008 was approximately $34.9 million, or $0.15 per share of our common stock (based upon an aggregate of 242,107,390 shares outstanding as of June 30, 2008). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the Rights Offering and the pro forma net tangible book value per share of our common stock immediately after the Rights Offering. Based on the subscription price of $0.10 per share and before deducting estimated offering expenses payable by us and the application of the estimated net proceeds from the Rights Offering, our pro forma net tangible book value as of June 30, 2008 would have been approximately $60.1 million, or $0.09 per share (based upon an aggregate of 657,825,891 shares of our common stock that would be outstanding following the consummation of the Rights Offering). The immediately following statement assumes no exercise of any outstanding options or warrants or issuances of common stock pursuant to existing contractual arrangements including upon conversion of the Notes and exercise of the Company’s outstanding warrants issued to the 12% Subordinated Note holder. Assuming that the Rights Offering is fully subscribed and that the Standby Underwriters are not required to purchase any Unsubscribed Shares and do not exercise their conditional right to be paid commissions in shares, and that the holders of the Notes and warrants do not exercise conversion of such Notes and warrants, the Rights Offering will represent no dilution to subscribers in the Rights Offering. To the extent such options and warrants are exercised or additional shares are issued pursuant to such contractual arrangements there will be further dilution to stockholders.

Set forth below is a table illustrating the effective dilution to stockholders.

$ per share

Subscription price	$0.10
Net tangible book value per share prior to Offering	$0.15
Increase per share attributable to the Offering	($0.06)
Pro forma net tangible book value per share after the Offering	$0.09
Dilution in pro forma net tangible book value per share to purchasers	$0.01

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2008:

•	on an actual basis; and

•	on an adjusted basis, before the payment of expenses, including any compensation due to the Standby Underwriters, and before the use of proceeds from the Offering to:

•	reflect the issuance of 242,107,390 shares of common stock pursuant to the Basic Subscription Privilege.

•	as further adjusted, assuming the issuance of a further 168,611,111 shares of common stock upon conversion of the outstanding Subordinated Notes, 12% Subordinated Notes and exercise of certain warrants issued by the Company.

The table should be read in conjunction with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this prospectus.

	As at June 30, 2008
		As	As Further
	Actual	Adjusted	Adjusted

Cash and equivalents	$3,148,305	$27,359,044	$28,470,155

Debt:
Subordinated Notes(1)	4,650,000	4,650,000	—
12% Subordinated Notes(1)	10,600,000	10,600,000	—
Unamortized debt discount	(2,716,334)	(2,716,334)	—

	12,533,666	12,533,666	—

Stockholders equity:
Common stock, par value $0.10; authorized — 500,000,000 shares authorized (1,000,000,000 including all shares newly authorized by stockholders on July 18, 2008) at June 30, 2008; shares issued, issuable and outstanding — 242,107,390 at June 30, 2008, and 484,214,780 as adjusted pursuant to the Basic Subscription Privilege, and 652,825,891 as further adjusted by the conversion of the Subordinated and 12% Subordinated Notes and the exercise of certain warrants(2) issued by the Company	24,212,096	48,422,835	65,283,946
Capital in excess of par value	245,630,928	245,630,928	245,630,928	(3)
Accumulated deficit	(233,695,386)	(233,695,386)	(236,459,661)

Total stockholders’ equity	36,147,638	60,358,377	74,955,213

Total capitalization	$48,681,304	$72,892,043	$74,955,213

(1)	Outstanding principal amounts due September 1, 2009 in respect of the Subordinated Notes and June 28, 2010 in respect of the 12% Subordinated Notes. The Notes are convertible into shares of common stock of the Company. Pursuant to the terms of the Notes the conversion price, which is currently $1.00 per share, would be reset upon consummation of the Rights Offering to $0.10 per share, subject to further possible adjustments in accordance with the terms of the Notes.

(2)	The Company has outstanding 21,111,111 warrants to purchase shares of common stock. Pursuant to the terms of 16,111,111 of these warrants, the exercise price of the warrants, which is currently set at $1.00 per share, would be re-set to $0.10 per share subject to further possible adjustments in accordance with the terms of the warrants.

(3)	Excludes any expense related to the fair value measurement of the change in exercise price of warrants and debt from $1.00 per share to $0.10 per share.

THE RIGHTS OFFERING

The Rights

The Company is hereby issuing Rights to each holder of record of common stock (“Record Date Holder”) as of 5:00 p.m., U.S. Eastern time (11:00 p.m. CET) on October 2, 2008 (the “Record Date”) at no charge to such Record Date Holder. The Company is issuing one Right for each share of common stock held on the Record Date. Each Right will entitle the Rights Holder to subscribe for one (1) share of common stock. The Rights will be evidenced by irrevocable and transferable Subscription Rights Certificates, which are being issued to each Record Date Holder contemporaneously with the delivery of this prospectus and Instructions as to Use of Subscription Rights Certificates (the “Instructions”). Stockholders who hold their shares through the VPS System or the book entry system maintained by DTC will have their accounts credited with the appropriate number of Rights in lieu of physical delivery of Subscription Rights Certificates. The Rights Offering is being underwritten by the Standby Underwriters as to 242,000,000 shares. Accordingly, the total number of shares obtainable pursuant to the exercise of the Rights and the purchase by the Standby Underwriters of the Unsubscribed Shares will be 242,107,390 and 242,000,000 shares respectively and the maximum gross proceeds before expenses of the Offering (including the Standby Underwriters’ commission) will be $24,210,739 assuming a fully subscribed Offering and $24,000,000 assuming that no stockholders exercise their Rights to subscribe under the Offering. See “Use of Proceeds” for a description of the use of the proceeds from the Offering. Additionally, a further 16,940,000 shares would be issued by the Company in the event that the Standby Underwriters exercise in full their conditional right to elect to receive their commission in shares in lieu of cash (which would increase the net proceeds of the Rights Offering to the Company by correspondingly reducing the cash payable to the Standby Underwriters in respect of their commission). The increase in net proceeds of the Rights Offering attributable to the election by the Standby Underwriters to take their commissions in shares would be used by the Company for general working capital purposes.

If you hold your shares in a brokerage account or through a custodian bank or other nominee, please see the information included below in “— Beneficial Owners.”

No Fractional Shares

No fractional Rights or cash in lieu thereof will be issued or paid. Instead, only a whole number of shares of common stock are subject to Rights and are issuable to a Record Date Holder upon proper exercise of his, her or its Rights. Any fractional number of shares of common stock subject to Rights issued to a Record Date Holder will be rounded down to the nearest whole number.

Divisibility of Subscription Rights Certificates

U.S. Record Date Holders may request that the U.S. Subscription Agent divide their Subscription Rights Certificate into transferable parts — for instance, if you are the record holder for a number of beneficial holders of our common stock or, if you desire to do so, to transfer a portion of your Rights. In such case you should contact the U.S. Subscription Agent who will provide you with the appropriate forms and information to effect such subdivision. The U.S. Subscription Agent will only facilitate subdivisions or transfers of Subscription Rights Certificates until 5:00 p.m., U.S. Eastern time, on October 21, 2008, three business days prior to the scheduled October 24, 2008 U.S. Expiration Time. Accordingly, you should provide sufficient time to effect any such subdivision and to permit any transferee sufficient time to exercise any such transferred Rights. Rights Holders who hold their Rights in the VPS System should see “— Foreign and Other Stockholders” below and should consult the Norwegian Offering Circular for the procedures to be used in subdividing their Rights.

Beneficial owners of common stock who are also the Record Date Holders of their shares will receive more Rights under certain circumstances than beneficial owners of common stock who are not the Record Date Holders of their shares and who do not obtain (or cause the Record Date Holder of their shares of common stock to obtain) a separate Subscription Rights Certificate with respect to the shares beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that Record

Date Holders or beneficial owners of common stock who obtain a separate Subscription Rights Certificate receive more Rights, they will be able to subscribe for more shares pursuant to the Basic Subscription Privilege. Beneficial owners of common stock who are not also Record Date Holders may obtain a separate Subscription Rights Certificate upon request to the nominee Record Date Holder. See “— Beneficial Owner” below.

Expiration and Extensions of the Rights Offering

U.S. Rights holders may exercise their Rights at any time before 4:00 p.m., U.S. Eastern time, on October 24, 2008, the scheduled U.S. Expiration Time for the Rights Offering. Their Subscription Rights Certificates, together with full payment of the Subscription Price, must be received by the U.S. Subscription Agent on or prior to the U.S. Expiration Time of the Rights Offering. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you are a U.S. Rights holder and you cannot deliver your Subscription Rights Certificate to the U.S. Subscription Agent on time, you may follow the guaranteed delivery procedures described below under “— Guaranteed Delivery Procedures.” The described procedures will not be applicable for stockholders holding shares through the VPS System or foreign registered stockholders. The Norwegian Offering Circular contains a description of the relevant procedures to be followed by stockholders who hold their Rights and shares in the VPS System. See “— Foreign and Other Stockholders” below.

We have the option to extend the Rights Offering and the period for exercising your Rights for any reason, including if we determine that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their Rights in the Rights Offering, subject to the consent of the Standby Underwriters if the Rights Offering is extended beyond four weeks in length, although we do not presently intend to do so. If we elect to extend either Expiration Time of the Rights Offering, we will give oral or written notice to the Subscription Agents, followed by the issuance of a stock exchange notice on www.newsweb.no announcing such extension no later than 11:30 a.m., U.S. Eastern time (5:30 p.m. CET), on the business day prior to the date of the most recently announced Expiration Time. All dates applicable to this Rights Offering contained in this prospectus assume an Expiration Time of 4:00 p.m., U.S. Eastern time on October 24, 2008, the scheduled U.S. expiration date and 5:30 p.m., CET, on October 14, 2008, the scheduled Norwegian expiration date. If we determine to extend the Rights Offering and the period for exercising your Rights, in the press release announcing the extension, we will also update all such dates.

If you do not exercise your Rights before the scheduled Expiration Time of the Rights Offering, your unexercised Rights will expire at the Expiration Time and be void and no longer exercisable. We will not be obligated to honor your exercise of Rights if the Subscription Agents receive the documents relating to your exercise after the Expiration Time of this Rights Offering, regardless of when you transmitted the documents, except if you are entitled to use and have timely transmitted the documents under the guaranteed delivery procedures described below under “— Guaranteed Delivery Procedures.”

Subscription Privileges

Basic Subscription Privilege

Each Right will entitle the holder thereof to purchase, at the Subscription Price, one (1) Underlying Share (the “Basic Subscription Privilege”). Each Rights Holder is entitled to subscribe for that number of whole shares of common stock that represent all, or any portion of, the Underlying Shares which may be acquired through the exercise of his, her or its Rights.

Subscription Price

The Subscription Price is $0.10 per Underlying Share subscribed for pursuant to the Basic Subscription Privilege, payable in cash, as provided below.

Delivery of Shares

We will deliver the shares of common stock purchased in the Rights Offering as soon as practicable after the Expiration Time of the Rights Offering. You will have no rights as a stockholder of the shares you purchased in the Rights Offering until we issue you such shares. Although we will endeavor to issue the shares as soon as practicable after completion of the Rights Offering, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the Expiration Time of this Rights Offering and the time that the shares are issued. For those stockholders who have book entry shares entered with the DTC or registered in the VPS System we will endeavor cause the appropriate book entries made as soon as practicable after the Expiration Time of the Rights Offering.

Your Rights will not be considered exercised unless a Subscription Agent actually receives from you, your broker, custodian bank or other nominee, as the case may be, all of the required documents and your full Subscription Price payment prior to the Expiration Time of the Rights Offering (currently scheduled to be 4:00 p.m. US Eastern time (10:00 p.m. CET), on October 24, 2008), except if you timely transmit the documents under the guaranteed delivery procedures described below under “— Guaranteed Delivery Procedures.”

Exercise of Rights by Rights Holders

Rights Holders residing or located in the United States (“U.S. Rights Holders”) may exercise their Rights by delivering to Computershare (the “U.S. Subscription Agent”), at the address specified below, at or prior to the Expiration Time, the properly completed and executed Subscription Rights Certificate(s) evidencing those Rights, with any signatures guaranteed as required, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege, except as provided below with respect to shares held of record through DTC or the VPS System. Foreign registered stockholders and stockholders who hold their shares and/or Rights in the VPS System should see “— Foreign and Other Stockholders” herein. Payment may be made only by check or cashier’s check drawn upon a U.S. bank, or postal, telegraphic or express money order, in each case, payable to Computershare, as U.S. Subscription Agent or (ii) by wire transfer of immediately available funds to the account maintained by the U.S. Subscription Agent for the purpose of accepting subscriptions at Harris Trust and Savings Bank, Chicago, IL, ABA # 071 000 288, account number 2254050. The Subscription Price will be deemed to have been received by the U.S. Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the U.S. Subscription Agent of any certified check or cashier’s check drawn upon a U.S. bank, or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the U.S. Subscription Agent’s account designated above. Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, Rights Holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such time and are urged to consider, in the alternative, payment by means of certified or cashier’s check, money order or wire transfer of good funds. All funds received in payment of the Subscription Price shall be held by the U.S. Subscription Agent and invested at the direction of the Company in short-term certificates of deposit, short-term obligations of the United States or any state or any agency thereof, or money market mutual funds investing in the foregoing instruments. The account in which such funds will be held may not be insured by the Federal Deposit Insurance Corporation. Any interest earned on such funds will be retained by the Company.

A Rights Holder may also effect the exercise of the Basic Subscription Privilege through the facilities of DTC. If your Rights are held of record through DTC, you may exercise your Rights by instructing DTC to transfer your Rights from your account to the account of the U.S. Subscription Agent, together with (i) certification as to the aggregate number of Rights you are exercising and the number of shares of our common stock you are subscribing for under your Rights and (ii) your Subscription Price payment for each share of our common stock that you are subscribing for pursuant to your Rights. Rights Holders who hold their Rights of record through the facilities of the VPS System should review the procedures described in the Norwegian Offering Circular regarding the exercise, subdivision, transfer and sale of their Rights.

Delivery of Subscription Materials

The Subscription Rights Certificates and payment of the Subscription Price or, if applicable, the Notices of Guaranteed Delivery, must be delivered by mail, by hand or by overnight courier to the U.S. Subscription Agent at the following address:

Computershare
350 Indiana Street, Suite 800
Golden, CO 80401

The U.S. Subscription Agent’s telephone number is (303) 262-0600 and its facsimile number is (303) 262-0609.

Guaranteed Delivery Procedures

If a U.S. Rights Holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Rights Certificate(s) evidencing those Rights to reach the U.S. Subscription Agent prior to the Expiration Time, such Rights may nevertheless be exercised if all of the following conditions (the “Guaranteed Delivery Procedures”) are met:

(i) the Rights Holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Basic Subscription Privilege to be received (in the manner set forth above) by the U.S. Subscription Agent at or prior to the Expiration Time;

(ii) the U.S. Subscription Agent receives, at or prior to the Expiration Time, a guarantee notice (a “Notice of Guaranteed Delivery”), substantially in the form provided with the Instructions as to Use of Subscription Rights Certificates (the “Instructions”) distributed with the Subscription Rights Certificates, from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), (an “Eligible Institution”), stating the name of the exercising Rights Holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and guaranteeing the delivery to the U.S. Subscription Agent of the Subscription Rights Certificate(s) evidencing those Rights within three consecutive days on which there is trading of the securities on the AMEX (“AMEX Trading Days”) following the date of the Notice of Guaranteed Delivery; and

(iii) the properly completed Subscription Rights Certificate(s) evidencing the Rights being exercised, with any signatures guaranteed as required, is received by the U.S. Subscription Agent within three AMEX Trading Days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the U.S. Subscription Agent in the same manner as Subscription Rights Certificates at the appropriate address set forth above, or may be transmitted to the U.S. Subscription Agent by facsimile transmission at the respective telecopier number set forth above. Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the U.S. Subscription Agent.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to Use of Subscription Rights Certificates, which will be distributed to you with your Subscription Rights Certificates. Your Notice of Guaranteed Delivery must come from an Eligible Institution, or other eligible guarantor institution that is a member of, or participant in, a signature guarantee program acceptable to the U.S. Subscription Agent.

Your Notice of Guaranteed Delivery must state:

•	your name;

•	the number of Rights represented by your Subscription Rights Certificates;

•	the number of shares of our common stock for which you are subscribing under your Rights; and

•	the eligible guarantor institution guarantees that they will, within three business days following the date the U.S. Subscription Agent receives your Notice of Guaranteed Delivery, deliver to the U.S. Subscription Agent Subscription Rights Certificates evidencing the Rights you are exercising.

Your Notice of Guaranteed Delivery may be delivered to the U.S. Subscription Agent in the same manner as your Subscription Rights Certificates at the address set forth above under “— Delivery of Subscription Materials.” Alternatively, your Notice of Guaranteed Delivery may be delivered to the U.S. Subscription Agent by facsimile transmission at (303) 262-0609 and confirm facsimile receipt by telephone at (303) 262-0600. The U.S. Subscription Agent will send you additional copies of the Notice of Guaranteed Delivery if you request them. Please call the U.S. Subscription Agent at (800) 962-4284 to request any copies of the Notice of Guaranteed Delivery. Banks and brokerage firms should call the U.S. Subscription Agent at (800) 962-4284 to request any copies of the Notice of Guaranteed Delivery. The Guaranteed Delivery Procedures are not available to foreign registered stockholders and stockholders who hold their shares and/or Rights in the VPS System.

MEDALLION GUARANTEE MAY BE REQUIRED

YOUR SIGNATURE ON EACH SUBSCRIPTION RIGHTS CERTIFICATE MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION, SUCH AS A MEMBER FIRM OF A REGISTERED NATIONAL SECURITIES EXCHANGE OR A MEMBER OF THE FINANCIAL INDUSTRY REGULATORY AUTHORITY, INC., OR A COMMERCIAL BANK OR TRUST COMPANY HAVING AN OFFICE OR CORRESPONDENT IN THE U.S., SUBJECT TO STANDARDS AND PROCEDURES ADOPTED BY THE U.S. SUBSCRIPTION AGENT, UNLESS:

•	YOUR SUBSCRIPTION RIGHTS CERTIFICATE PROVIDES THAT SHARES ARE TO BE DELIVERED TO YOU AS RECORD HOLDER OF THOSE SUBSCRIPTION RIGHTS; OR

•	YOU ARE AN ELIGIBLE INSTITUTION.

Notice to Beneficial Holders

If you are a broker, custodian bank, trustee or depositary for securities that holds shares of our common stock for the account of others as of the Record Date for the Rights Offering, you should notify the respective beneficial owners of such shares of this Rights Offering as soon as possible to determine their intentions with respect to exercising or selling their Rights. You should obtain instructions from the beneficial owner with respect to their Rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate Subscription Rights Certificates and submit them to the U.S. Subscription Agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of Rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock as of the Record Date for this Rights offering, provided that you, as a nominee record holder, make a proper showing to the U.S. Subscription Agent by submitting the form entitled “Nominee Holder Certification” that was provided to you with your Rights Offering materials. If you did not receive this form, you should contact the U.S. Subscription Agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock on the Record Date for this Rights Offering or will receive your Rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this Rights Offering. If you wish to exercise or sell your Rights, you will need to have your broker, custodian bank or other nominee act for you.

To indicate your decision to exercise your Rights, and if you are a U.S. Rights Holder, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” such that it will be received by 5:00 p.m., U.S. Eastern time, on October 23, 2008, the last business day prior to the scheduled October 24, 2008 U.S. Expiration Time of this Rights Offering. To indicate your decision to sell your Rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” such that it will be received well in advance of 5:00 p.m., U.S. Eastern time, on October 23, 2008, the last business day prior to the scheduled October 24, 2008 U.S. Expiration Time of this Rights Offering. You should receive this form from your broker, custodian bank or other nominee with the other Rights Offering materials. If you wish to obtain a separate Subscription Rights Certificate, you should contact your broker, custodian bank or other nominee as soon as possible and request that a separate Subscription Rights Certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this Rights Offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Calculation of Subscription Rights Exercised

If an exercising Rights Holder does not indicate the number of Rights being exercised, or does not forward full payment of the aggregate Subscription Price for the number of Rights that the Rights Holder indicates are being exercised, then the Rights Holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of Rights that may be exercised for the aggregate payment delivered by the Rights Holder. A Rights Holder who subscribes for fewer than all of the shares represented by its Subscription Rights Certificates shall be deemed to have elected not to subscribe for the remaining shares represented by its Subscription Rights Certificates, after which such remaining shares shall be purchased by the Standby Underwriters.

Regulatory Limits

The Company may determine that it will not issue shares of common stock to any Rights Holder who is required, in the Company’s sole judgment and discretion, to obtain prior clearance, approval or non-disapproval from any foreign or domestic state or federal bank or securities regulatory authority to own or control such shares unless, prior to the Expiration Date, evidence of such clearance, approval or non-disapproval has been provided to the Company. The Company may also limit the number of shares issuable to any Rights Holder if, as a result of such exercises of Rights, in the aggregate or to any Right Holder, there exists a risk, in the Company’s sole judgment and discretion, that certain tax benefits will be subject to limitation under Section 382 of the United States Internal Revenue Code of 1986, as amended, or there exists a risk of any other adverse tax consequence to the Company.

Issuance of Common Stock

Certificates representing shares of common stock subscribed for and issued pursuant to the Basic Subscription Privilege will be mailed as soon as practicable after the corresponding Rights have been validly exercised and payment has been received with the exception of those stockholders whose shares are registered in the VPS System or are included in the book entry system maintained by DTC. Such stockholders will not receive stock certificates and instead will have their shareholdings appropriately registered in such book entry systems.

Instructions for Completing your Subscription Rights Certificate

The Instructions accompanying the Subscription Rights Certificates should be read carefully and followed in detail.

SUBSCRIPTION RIGHTS CERTIFICATES SHOULD BE SENT WITH PAYMENT TO THE U.S. SUBSCRIPTION AGENT. DO NOT SEND SUBSCRIPTION RIGHTS CERTIFICATES TO THE COMPANY. THE METHOD OF DELIVERY OF SUBSCRIPTION RIGHTS CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE U.S. SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS. IF SUBSCRIPTION RIGHTS CERTIFICATES AND PAYMENTS ARE SENT BY MAIL, RIGHTS HOLDERS ARE URGED TO SEND SUCH MATERIALS BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE U.S. SUBSCRIPTION AGENT

AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME. BECAUSE UNCERTIFIED CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, RIGHTS HOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER’S CHECK, MONEY ORDER OR WIRE TRANSFER OF GOOD FUNDS.

Determinations Regarding the Exercise or Sale of your Subscription Rights

All questions concerning the validity, form eligibility (including time of receipt and record ownership) and acceptance of any exercise of Rights will be determined by the Company, whose determination will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscription Rights Certificates will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines, in its sole discretion. Neither the Company, either Subscription Agent nor the manager will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Rights Certificates or incur any liability for failure to give such notification. The Company reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Offering or not in proper form or if the acceptance thereof or the issuance of shares of common stock pursuant thereto could be deemed unlawful.

Questions About Exercising or Selling Subscription Rights

Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery should be directed to the appropriate Subscription Agent at its address: if to the U.S. Subscription Agent to 350 Indiana Street, Suite 800, Golden, CO 8040 (telephone (303) 262-0600;); and if to the Norwegian Subscription Agent to Glitnir Securities AS, Haakon VII’s gate 10, Postboks 1474 Vika, N-0, 16 Oslo, Norway (telephone +47 22 01 63 00).

No Revocation

ONCE A RIGHTS HOLDER HAS PROPERLY EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

Exercising a Portion of Your Subscription Rights

If you are a U.S. Rights Holder and you subscribe for fewer than all of the shares of our common stock represented by your Subscription Rights Certificate, if time permits, you will receive from the U.S. Subscription Agent a new Subscription Rights Certificate representing your unexercised Rights and you may then subsequently exercise or sell your unexercised Rights. See “— Methods for Transferring and Selling Subscription Rights”, below. Alternatively, you may transfer a portion of your Rights and if time permits, you will receive from the U.S. Subscription Agent a new Subscription Rights Certificate representing the Rights that you did not transfer. However, the U.S. Subscription Agent will only facilitate subdivisions or transfers of Subscription Rights Certificates until 5:00 p.m., U.S. Eastern time, on October 21, 2008, three business days prior to 4:00 p.m., U.S. Eastern time, on October 24, 2008, the scheduled U.S. Expiration Time of this Rights Offering. See “— Foreign and Other Stockholders” below if you are a foreign registered stockholder or hold your Rights in the VPS System and you wish to subdivide or transfer your Rights. We will not issue any Subscription Rights Certificates for unexercised Rights after the relevant Expiration Time of this Rights Offering.

Your Funds Will Be Held by the Subscription Agent Until Shares of our Common Stock Are Issued

The Subscription Agents will hold your payment of the Subscription Price in a segregated account with payments received from other Rights Holders until we issue shares of our common stock to you (or your shares registered in the VPS System in Norway or are included in the book entry system maintained by DTC, as the case may be) upon consummation of this Rights Offering.

Methods for Transferring and Selling Subscription Rights

We have been advised by the AMEX and the OSE that the Rights will be traded on the AMEX and the OSE under the symbol “CNR.RT” (CNR.RT.WI until the first business day after the distribution date) and “CNR T,” respectively, in each case, beginning on October 6, 2008, until 5:00 p.m., U.S. Eastern time, on October 23, 2008 and until 5:30 p.m. CET on October 13, 2008, the last business days prior to the U.S. and Norwegian Expiration Times, respectively.

You may sell your Rights by contacting your broker or the institution through which you hold your securities. In addition, you may sell your Rights through one of the Subscription Agents as described below. The U.S. Subscription Agent will facilitate sales, subdivisions or transfers of the Rights until 5:00 p.m., U.S. Eastern time, on October 21, 2008, three business days prior to the scheduled October 24, 2008 U.S. Expiration Time. There has been no prior public market for the Rights, and we cannot assure you that a trading market for the Rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the price at which the Rights will trade, if at all. If you do not exercise your Rights by the relevant Expiration Time, your Rights will expire and will be void and no longer exercisable. See “— General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights” below.

Transfer of Subscription Rights.  Persons receiving Subscription Rights Certificates may transfer Rights in whole by endorsing the Subscription Rights Certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your Subscription Rights Certificate. If you wish to transfer only a portion of the Rights, you must deliver your properly endorsed Subscription Rights Certificate to the U.S. Subscription Agent before 5:00 p.m., U.S. Eastern time, on October 21, 2008, three business days prior to the scheduled U.S. Expiration Time, as the U.S. Subscription Agent will only facilitate subdivisions or transfers of the physical Subscription Rights Certificates until such date and time. With your Subscription Rights Certificate, you should include instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Rights Certificate to the transferee evidencing such transferred Rights). You may only transfer whole Rights and not fractions of a Right. If there is sufficient time before the expiration of this Rights Offering, the U.S. Subscription Agent will send you a new Subscription Rights Certificate evidencing the balance of your Rights that you did not transfer to the transferee. You may also instruct the U.S. Subscription Agent to send the Subscription Rights Certificate to one or more additional transferees. If you wish to sell your remaining Rights, you may request that the U.S. Subscription Agent send you certificates representing your remaining Rights so that you may sell them through your broker or dealer. If you are a record holder of a Subscription Rights Certificate, you may sell your Rights through the U.S. Subscription Agent.

If you are a U.S. Rights Holder and you wish to transfer all or a portion of your Rights, you must provide transfer instructions to the U.S. Subscription Agent by 5:00 p.m., U.S. Eastern time, on October 21, 2008, three business days prior to the October 24, 2008 U.S. Expiration Time, in order to allow a sufficient amount of time prior to the Expiration Time, for the U.S. Subscription Agent to:

•	receive and process your transfer instructions; and

•	issue and transmit a new Subscription Rights Certificate to your transferee or transferees with respect to transferred Rights, and to you with respect to any Rights you retained.

If you wish to transfer your Rights to any person other than an eligible guarantor institution, the signatures on your Subscription Rights Certificate must be guaranteed by an eligible guarantor institution.

Sales of Subscription Rights Through the U.S. Subscription Agent.  If you hold a Subscription Rights Certificate and choose not to sell your Rights through your broker or dealer, you may choose to sell your Rights through the U.S. Subscription Agent. If you wish to have the U.S. Subscription Agent seek to sell your Rights, you must deliver your properly executed Subscription Rights Certificate, with appropriate instructions, to the U.S. Subscription Agent by 5:00 p.m., U.S. Eastern time, on October 21, 2008, three business days prior to the scheduled October 24, 2008 U.S. Expiration Time. If you want the U.S. Subscription Agent to seek to sell only a portion of your Rights, you must send the U.S. Subscription Agent instructions setting forth what you would like to sell along with your Subscription Rights Certificate by 5:00 p.m., U.S. Eastern time, on October 21, 2008, three business days prior to the scheduled October 24, 2008 U.S. Expiration Time. The deadline to sell your Rights is subject to extension if we extend the U.S. Expiration Time. If there is sufficient time before the U.S. Expiration Time, the U.S. Subscription Agent will send you a new Subscription Rights Certificate evidencing the balance of your Rights that you did not sell. If the Subscription Agent cannot sell your Rights by 5:00 p.m. U.S. Eastern time, on October 23, 2008, the U.S. Subscription Agent will hold your Subscription Rights Certificate for pick up by you at the U.S. Subscription Agent’s hand delivery address provided above OR mail back to you the Subscription Rights Certificate representing the unsold Rights.

Foreign registered stockholders and stockholders who hold their Rights through the VPS System should see “— Foreign and Other Stockholders” and stockholders who hold their Rights through the VPS System should also consult the Norwegian Offering Circular for a description of the procedures they should use if they wish to sell or transfer their Rights.

If the U.S. Subscription Agent sells Rights for you, it will aggregate and sell concurrently all Rights being sold on a particular day and will send you a check for the net proceeds from the sale of any of your Rights, less applicable brokerage commissions, taxes or other expenses, as soon as practicable following the sale. If your Rights can be sold, the sale will be deemed to have been made at the weighted average net sale price of all Rights sold by the U.S. Subscription Agent on the relevant date of sale calculated as follows: the total proceeds realized by the U.S. Subscription Agent from all sales effected on the day that the Rights are sold, net of any applicable brokerage commissions, taxes and other expenses, divided by the total number of Rights sold by the U.S. Subscription Agent on such day, multiplied by the number of Rights sold for such Rights Holder. We cannot assure you, however, that a market will develop for the purchase and sale of the Rights or that the U.S. Subscription Agent will be able to sell your Rights.

IF YOU ARE A RECORD HOLDER AND YOU CHOOSE TO SELL YOUR SUBSCRIPTION RIGHTS THROUGH THE U.S. SUBSCRIPTION AGENT, YOU MUST DELIVER YOUR ORDER TO SELL YOUR SUBSCRIPTION RIGHTS TO THE U.S. SUBSCRIPTION AGENT BY 5:00 P.M U.S. EASTERN TIME, THREE BUSINESS DAYS BEFORE THE SCHEDULED U.S. EXPIRATION TIME. IF LESS THAN ALL SALES ORDERS RECEIVED BY THE U.S. SUBSCRIPTION AGENT ON A PARTICULAR DATE ARE FILLED, IT WILL PRORATE THE NET PROCEEDS FROM THE SALE OF RIGHTS THAT WERE ABLE TO BE EXECUTED AMONG YOU AND THE OTHER SUBSCRIPTION RIGHTS HOLDERS THAT ELECTED TO SELL THEIR SUBSCRIPTION RIGHTS ON THAT DATE BASED UPON THE NUMBER OF SUBSCRIPTION RIGHTS THAT EACH HOLDER HAS INSTRUCTED THE U.S. SUBSCRIPTION AGENT TO SELL ON SUCH DATE. THE U.S. SUBSCRIPTION AGENT IS REQUIRED TO SELL YOUR SUBSCRIPTION RIGHTS ONLY IF IT IS ABLE TO FIND BUYERS.

If you are a U.S. Rights Holder and you sell your Rights through your broker, custodian bank or other nominee, you must deliver your order to sell to your broker, custodian bank or other nominee such that it will be actually received well in advance of 5:00 p.m., U.S. Eastern time, on October 23, 2008, the last business day prior to the scheduled October 24, 2008 U.S. Expiration Time. You may receive a different amount of proceeds than if you sell the same amount of Rights through the Subscription Agent. If you sell your Rights through your broker, custodian bank or other nominee instead of the U.S. Subscription Agent, your sales proceeds will be the actual sales price of your Rights less any applicable brokers commission, taxes or other fees, rather than the weighted average net sale price of all Rights sold by the U.S. Subscription Agent on the relevant date described above.

General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights.  The amount of time needed by your transferee to exercise or sell its Rights depends upon the method by which you, as the transferor, deliver the Subscription Rights Certificates, the method of payment made by your transferee and the number of transactions that you instruct the U.S. Subscription Agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the Rights that you transferred to it. Neither we nor the U.S. Subscription Agent will be liable to a transferee or transferor of Rights if Subscription Rights Certificates or any other required documents are not received in time for exercise or sale prior to the Expiration Time.

Persons receiving Subscription Rights Certificates will receive a new Subscription Rights Certificate upon a partial exercise, transfer or sale of Rights only if the U.S. Subscription Agent receives your properly endorsed Subscription Rights Certificate no later than 5:00 p.m., U.S. Eastern time, on October 21, 2008, three business days before the scheduled October 24, 2008 U.S. Expiration Time. The U.S. Subscription Agent will not issue a new Subscription Rights Certificate if your Subscription Rights Certificate is received after that time and date. If your instructions and Subscription Rights Certificate are received by the U.S. Subscription Agent after that time and date, you will not receive a new Subscription Rights Certificate and therefore will not be able to sell or exercise your remaining Rights. You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your Rights, except that we will pay certain fees of the manager and Subscription Agents associated with this Rights Offering.

If you do not exercise your Rights by the relevant Expiration Time, your Rights will expire and will be void and no longer exercisable.

Foreign and Other Stockholders

We will not mail Subscription Rights Certificates to stockholders with addresses that are outside the United States or that have an army post office or fleet post office address. The U.S. Subscription Agent will hold these Subscription Rights Certificates for their account. If you have an address outside the U.S. or an army post office or a fleet post office address, to exercise your Rights, you must notify the U.S. Subscription Agent before 5:00 p.m., U.S. Eastern time, on October 21, 2008, three business days prior to the U.S. expiration date of the Rights Offering, and, with respect to holders whose addresses are outside the U.S., they must provide evidence satisfactory to us, such as a legal opinion from local counsel, that it is lawful for them to receive and exercise their Rights under applicable law.

Stockholders who hold their shares in the VPS System (each a “VPS Stockholder”) will be notified of the Rights Offering and will be delivered a copy of the Norwegian Offering Circular (inclusive of a Subscription Form for the Rights Offering attached as an appendix thereto (the “Norwegian Subscription Form”) and other documents upon request which set forth the procedures to be followed in order to exercise, subdivide, transfer or sell their Rights. The full or partial transfer or sale of Rights held in the VPS System will follow normal procedures as for the sale and transfer of common stock, and this will require no special authorization. The Rights will appear in such VPS Stockholders’ VPS accounts along with other securities they may hold, and may be electronically transferred, sold or traded as such. Settlement for the sale of Rights will follow normal T+3 cash settlement procedures. Should such VPS Stockholders wish to transfer or sell Rights they may do this through their regular stockbroker or instruct their broker or bank (or the Norwegian Subscription Agent) to perform such action on their behalf provided that they give such instructions well in advance of 5:30 p.m. CET on October 13, 2008 (which is the latest possible date and time that the Rights will be traded on the OSE), and the Norwegian expiration date of the Rights Offering.

Should holders of Rights in the VPS System wish to exercise their Rights (“VPS Subscribers”) then they must complete the Norwegian Subscription Form (in the form attached to the Norwegian Offering Circular) and make payment for subscribed for Underlying Shares in U.S. dollars for deposit in a specific U.S. dollar account held by the Norwegian Subscription Agent as described in greater detail in the Norwegian Offering Circular and in such Form. Payment of the exact subscription amount must be received in this account by October 17, 2008, at the latest (the “Payment Date”). If payment for allocated Underlying Shares is not received by the Norwegian Subscription Agent from a VPS Subscriber on the Payment Date, the Underlying Shares will not be delivered to such VPS Subscriber. In such case, the Norwegian Subscription Agent reserves the right, at the cost and risk of the VPS Subscriber, to cancel the allotment and to re-allot the unpaid for Underlying Shares to the Standby Underwriters.

The foregoing is only a brief summary of such procedures and is qualified in its entirety by the description set forth in the Norwegian Offering Circular and such other documents.

No Recommendation

An investment in shares of our common stock and any sale of Rights must be made according to each investor’s evaluation of its own best interests and after considering all of the information in this prospectus, including (i) the risk factors under the heading “Risk Factors” beginning on page 12 of this prospectus, including the risks relating to this Rights Offering and the risks relating to the Company and an investment in our common stock and (ii) all of the other information incorporated by reference in this prospectus.

Neither we, nor the manager, Glitnir Securities AS, nor any of the Standby Underwriters, nor the U.S. Subscription Agent, are making any recommendations as to whether or not you should sell, exercise or let lapse your Rights.

Shares of Common Stock Outstanding After this Rights Offering

Based on the 242,107,390 shares of our common stock outstanding as of 5:00 p.m., U.S. Eastern time (11:00 p.m. CET), on October 2, 2008, the Record Date of the Rights Offering, assuming no options or other derivative securities of the Company are exercised or converted prior to the expiration of this Rights Offering and the full 242,107,390 shares of our common stock is subscribed for by our common stockholders (and not by the Standby Underwriters pursuant to their standby underwriting commitments and assuming they elect to take their commissions in cash), approximately 484,214,780 shares of our common stock will be issued and outstanding after the consummation of the Rights Offering, an increase in the number of outstanding shares of our common stock of approximately 50%.

Effects of Rights Offering on Holders of Our Notes

The conversion rate applicable to the Notes (currently $1.00 per share) is required to be adjusted when we issue shares at a price below such conversion price. As a result of this adjustment, the conversion rate will be adjusted effective on the consummation of the Rights Offering (and, if applicable, the standby underwriting), from 1,000 shares of common stock per $1,000 principal amount of the Notes to 100,000 shares of common stock per $1,000 principal amount of Notes.

Standby Underwriting Commitments

Subject to the conditions described below, the Standby Underwriting Agreements obligate us to sell, and requires the Standby Underwriters to purchase from us, that number of shares of common stock underlying the Rights that are not purchased by our common stockholders in the Rights Offering up to a maximum aggregate amount of 242,000,000 shares. The price per full share paid by the Standby Underwriters for such shares will be the same as the Subscription Price paid by our common stockholders in the Rights Offering. Under the terms of each of the substantially identical standby underwriting agreements between the Company and each of the Standby Underwriters (collectively the “Standby Underwriting Agreements”), the Standby Underwriters are entitled to receive a commission equal to 7% of the aggregate Subscription Price in respect of 242,000,000 of the shares that are subject of the Rights Offering whether or not the Rights Offering is successfully concluded. The Standby Underwriters may elect to receive their commission in shares in lieu of cash (in which case the cash equivalent of each share issued in satisfaction of the commission will be $0.10 per share), provided however, that if a Standby Underwriter is an existing stockholder it will only receive a commission for its part of the underwritten amount that exceeds the amount of shares that it would receive pursuant to an exercise of its Rights. The Standby Underwriters will only be entitled to exercise their right to receive their commission in shares in lieu of cash in the event that the aggregate number of shares which the Standby Underwriters (and any of their respective directors, shareholders (record or beneficial) or associates of any of them) hold or would hold or otherwise be interested in following their take up of Unsubscribed Shares and the issue of the commission shares is not more than 49.999999% of the aggregate issued and outstanding shares in the capital of the Company immediately following such share subscriptions. See “Standby Underwriting and Plan of Distribution — Standby Underwriting Agreements.” See “Standby Underwriting and Plan of Distribution” for further details regarding the terms and conditions of the standby underwriting commitments.

Effects of Rights Offering on Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of September 18, 2008 (except as noted otherwise) regarding ownership of each class of the Company’s equity securities by:

•	each director of the Company and each named executive officer of the Company named in the Summary Compensation Table set forth in the Company’s definitive proxy statement filed on June 18, 2008 in connection with the annual meeting of stockholders held on July 18, 2008;

•	all directors and executive officers of the Company as a group; and

•	each person known by the Company to be the beneficial owner of more than 5% of the Company’s equity securities.

The table sets forth the potential effects of this rights offering on such beneficial ownership, assuming (1) all common stockholders exercise the Rights and (2) the Standby Underwriters purchase the maximum amount pursuant to the Standby Underwriter Agreements.

					Percentage of
					Class if the
					Standby
					Underwriters
					Purchase the
			Percentage of		Maximum
			Class if		Amount of
			All Common		Common Stock
	Amount and		Stockholders		Pursuant to the
	Nature of		Fully Exercise		Standby
	Beneficial		Subscription		Underwriter
Name of Beneficial Owner	Ownership		Rights		Agreements

Non-Employee Directors
Russ Hammond	430,000	(1)	*		*
Michael Ayre	670,000	(2)	*		*
Anthony Perry	—	(3)	*		*
Named Executive Officers
Vincent McDonnell	1,760,000	(4)	*		*
Jeffrey Wilkins	656,000	(5)	*		*
All Directors and Executive Officers as a Group (5 persons)	3,516,000	(6)	*		*
Security Ownership of More Than 5% Shareholders
Persistency	15,600,000	(7)	6.44	%(11)	3.22	%(11)
P.O. Box 309
Ugland House
South Church Street
George Town
Cayman Islands
British West Indies
Persistency Capital, LLC	15,600,000	(8)	6.44	%(11)	3.22	%(11)
850 7th Avenue
Suite 701
New York
New York 10019
U.S.A.
Andrew Morris	15,600,000	(9)	6.44	%(11)	3.22	%(11)
c/o Persistency Capital, LLC
850 7th Avenue
Suite 701
New York
New York 10019
U.S.A.
BlackRock, Inc.	21,692,200	(10)	8.96	%(11)	4.48	%(11)

Percentage of
Class if the
Standby
Underwriters
Purchase the
		Percentage of	Maximum
		Class if	Amount of
		All Common	Common Stock
	Amount and	Stockholders	Pursuant to the
	Nature of	Fully Exercise	Standby
	Beneficial	Subscription	Underwriter
Name of Beneficial Owner	Ownership	Rights	Agreements

40 East 52nd Street
New York
NY 10022
Caldwell Associates Limited	—	—	(12)
P.O. Box 198
St. Peter Port
Guernsey
GYI 4HU
Provincial Securities Limited	—	—	(12)
2 Rue Thalberg
1211 Geneva 1
Switzerland
Heritage Cie S.A.	—	—	(12)
P.O. Box 1507
2 Rue Thalberg
1211 Geneva 1
Switzerland

*  Less 1%

(1)	Includes 330,000 shares underlying presently exercisable options. Does not include 190,000 shares subject to unexercised stock options awarded to Mr. Julian Hammond, a former employee of the Company and Mr. Russ Hammond’s son. Mr. Hammond disclaims ownership of his son’s shares.

(2)	Includes 580,000 shares underlying presently exercisable options.

(3)	Mr. Perry was elected to the Board on April 1, 2008.

(4)	Includes 1,560,000 shares underlying presently exercisable options.

(5)	Includes 596,000 shares underlying presently exercisable options.

(6)	Includes 2,966,000 shares underlying presently exercisable options held by directors and executive officers as a group.

(7)	Security ownership information for the beneficial owner is taken from the Form 4 dated July 27, 2008.

(8)	Security ownership information for the beneficial owner is taken from the Form 4 dated July 27, 2008.

(9)	Security ownership information for the beneficial owner is taken from the Form 4 dated July 27, 2008.

(10)	Security ownership information for the beneficial owner is taken from the Form 13G/A filed on February 8, 2008.

(11)	The Class represents Common Stock outstanding as at April, 18, 2008. This excludes any convertible shares and warrants attached to outstanding convertible loans at this date although these shares are included in Forms 13G filed by convertible note-holders.

(12)	We expect that Caldwell Associates Limited, Provincial Securities Limited and Heritage Cie S.A. will not purchase the Unsubscribed Shares for investment and instead they will sell them on the open market or in private transactions, however, if they do hold their shares for investment they will each own a maximum of 20.66%, 10.33% and 8.66%, respectively, of the issued and outstanding shares of common stock assuming that they acquire and hold their entire allotment of shares, excluding any additional shares they may elect to acquire in lieu of commissions. See “Standby Underwriting and Plan of Distribution”.

CERTAIN INCOME TAX CONSIDERATIONS

Certain U.S. Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of Rights or Underlying Shares by U.S. stockholders. This summary deals only with persons that are U.S. stockholders and that will hold the Rights and Underlying Shares as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of Rights or the Underlying Shares by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not address tax considerations applicable to investors that own (directly or indirectly) 10% or more of our voting shares, nor does this summary discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain financial institutions, insurance companies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the Underlying Shares as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes or investors whose functional currency is not the U.S. dollar.

The summary is based on the tax laws of the U.S., including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions all as of the date hereof and all subject to change at any time, possibly with retroactive effect.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING THE SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Rights

The allocation of the Rights to U.S. stockholders will be treated for U.S. federal income tax purposes as a distribution of a stock right with respect to the shares of common stock held by each stockholder (referred to in this section as “Shares”) entitled to receive Rights. The receipt of the Rights will not be included in the gross income of a U.S. stockholder. If the fair market value of the Rights at the time of the distribution equals fifteen percent (15%) or more of the fair market value of the Shares at such time the U.S. stockholder will be required to allocate the adjusted basis of the Shares immediately before the distribution of the Rights between the Shares and the Rights in proportion to their relative fair market values immediately after the distribution. If the fair market value of the Rights at the time of the distribution is less than fifteen percent (15%) of the fair market value of the Shares at such time, the U.S. stockholder will have a basis of zero in the Rights received unless the U.S. stockholder makes an election to allocate the adjusted basis of the Shares between the Underlying Shares and the Rights as described above. Such election must be made by the U.S. stockholder on the tax return for the year in which the distribution occurs and must satisfy the requirements of U.S. Treasury Regulations. The holding period of the Rights will include the period for which the U.S. stockholder has held the Shares with respect to which the Rights are distributed. The holding period of a purchaser of the Rights will commence on the date of purchase. If a U.S. stockholder exercises the right to purchase Underlying Shares, the holding period of the Underlying Shares will commence on the date of the exercise and will not include any period for which the holder of the Rights held the Shares with respect to which the Rights were distributed or the period for which the holder held the Rights. The exercise of Rights to purchase Underlying Shares will not cause a U.S. Rights Holder to recognize income. The U.S. Rights Holder’s basis in the Underlying Shares purchased by exercise of the Rights will equal the sum of the basis, if any, in the Rights exercised to purchase the Underlying Shares and the amount paid for the Underlying Shares (including any servicing fee charged to the U.S. Rights Holder by his broker, bank or trust company). A sale of the Rights generally will be taxed in the same manner as described for a sale of Underlying Shares under “Sale or Other Disposition” below.

U.S. stockholders who allow the Rights received by them on the date of issuance to expire unexercised will not recognize any gain or loss, and no adjustment will be made to the basis of their shares of common stock.

Sale or Other Disposition

Upon a sale or other disposition of Underlying Shares, a U.S. stockholder generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized on the sale or other disposition and the U.S. stockholder’s adjusted tax basis in the Underlying Shares, each determined in U.S. dollars. This capital gain or loss will be long term capital gain or loss if the U.S. stockholder’s holding period in the Underlying Shares exceeds one year. For a non-corporate U.S. stockholder, the current maximum long-term capital gains rate is 15%. Any gain or loss generally will be U.S. source.

Backup Withholding and Information Reporting

Payments of dividends and other proceeds with respect to Underlying Shares in the U.S. by a U.S. paying agent or other U.S. intermediary will be reported to the Internal Revenue Service and to the U.S. stockholder as may be required under applicable regulations. Backup withholding may apply to these payments if the U.S. stockholder fails to provide an accurate taxpayer identification number or certification of foreign or other exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Certain U.S. stockholders (including, among others, corporations) are not subject to backup withholding. U.S. shareholders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

STANDBY UNDERWRITING AND PLAN OF DISTRIBUTION

The common stock offered pursuant to the Rights Offering is being offered by us directly to all holders of our common stock. We intend to distribute Subscription Rights Certificates, copies of this prospectus, and certain other relevant documents to those persons that were holders of our common stock at 5:00 p.m., U.S. Eastern time (11:00 p.m. CET), on October 2, 2008, the Record Date for the Rights Offering. In the event that the Rights Offering is not fully subscribed by the holders of our common stock, the Standby Underwriters will purchase up to an aggregate of 242,000,000 Unsubscribed Shares (as defined below) pursuant to their respective Standby Underwriting Agreements.

Determination of Subscription Price

The Subscription Price was previously determined as a result of negotiations between the Company and potential standby underwriters. The Company’s objective in establishing the Subscription Price was the achievement of the targeted proceeds from the Offering while providing Rights Holders with an opportunity to make an additional investment in the Company, and thus avoid an involuntary dilution of their proportionate ownership position in the Company.

In approving the Subscription Price, the Board of Directors considered such factors as the alternatives available to the Company for raising capital, the Company’s long and short term loan obligations, the market price of the common stock, the business prospects for the Company and the general condition of the securities markets. There can be no assurance, however, that the market price of the common stock will not decline during the subscription period, or that, following the issuance of the Rights and of the common stock upon exercise of Rights, a subscribing Rights Holder will be able to sell shares of common stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price.

Further, in approving the Subscription Price, the Board of Directors acted upon the recommendation of a committee composed of the independent directors of the Board of Directors of the Company (the “Independent Committee”) comprised of Messrs. Michael Ayre, Russ Hammond and Anthony Perry.

Standby Underwriting Agreements

Prior to the commencement of the Rights Offering, the Company has entered into substantially identical Standby Underwriting Agreements pursuant to which each of the Standby Underwriters has severally and not jointly agreed, subject to certain conditions, to acquire from the Company at the Subscription Price on the expiration date, of the Right Offering, up to a maximum of 242,000,000 of the Underlying Shares (the

“Unsubscribed Shares”) remaining after the exercise of the Basic Subscription Privilege by all of the Rights Holders. The Standby Underwriters have also been granted the right to receive a commission equal to 7% of the aggregate Subscription Price in respect of the 242,000,000 underwritten shares, which they may elect to receive in shares of common stock in lieu of cash at a cost per share equal to the Subscription Price; provided, however, that if a Standby Underwriter is an existing stockholder it will only receive a commission for its part of the underwritten amount that exceeds the pro rata amount of shares that it would receive pursuant to an exercise of its Rights. Each Standby Underwriter further agrees that it will not and it will cause its directors, shareholders (registered or beneficial) or associates not to deal in any shares if the effect of such dealing would in any way impinge upon the ability to subscribe for all the unsubscribed shares without the Standby Underwriter or its respective directors, shareholders (registered or beneficial) or associates exceeding a holding of 49.99% of the aggregate issued shares in the capital of the Company. The Standby Underwriting Agreements further provide that:

•	the underwriting commissions will be paid even if the Company does not carry out the Rights Offering and in such event will be paid on December 31, 2008;

•	each Standby Underwriter agrees to comply with all applicable laws and stock exchange regulations and not to sell, offer to sell or solicit offers to purchase any of the shares it purchases in the “United States” or to “U.S. persons” or to engage in any “directed selling efforts” (as each term is defined in Regulation S promulgated under the U.S. Securities Act of 1933, as amended) in the United States;

•	among other customary representations and warranties each Standby Underwriter represents and warrants that it is not a “U.S. person” and is not and is not required to be a member of the U.S. Financial Industry Regulatory Authority, Inc. or registered as a broker-dealer under Section 15 of the U.S. Securities Exchange Act of 1934, as amended;

•	the subscription period for Underlying Shares shall not exceed four weeks; and

•	the Standby Underwriting Agreements further provide that the obligations of the Standby Underwriters are conditioned upon the consummation of the Rights Offering prior to December 31, 2008.

See “The Rights Offering”.

The names of each Standby Underwriter, together with his or its maximum commitment amount for Unsubscribed Shares, relationship to the Company, if any, and maximum number of shares in lieu of commission, are set forth in the following table:

	Maximum No.	Relationship to	Maximum No.
Name	Unsubscribed Shares	Company	Commission Shares

Caldwell Associates Limited	100,000,000	None	7,000,000
P.O. Box 198
St. Peter Port
Guernsey
GYI 4HU
Provincial Securities Limited	50,000,000	See footnote 1	3,500,000
2 Rue Thalberg
211 Geneva 1
Switzerland
Heritage Cie S.A.	42,000,000	None	2,940,000
P.O. Box 1507
2 Rue Thalberg
1211 Geneva 1
Switzerland
Salahi Öztürk	20,000,000	See footnote 2	1,400,000
Strateji Menkul Deǧerler A.Ş.
Maya Akar Center Kat: 26
Büyükdere Cd. No: 100-102
Esentepe, Istanbul, Turkey
Oaman Necdel Turkay	15,000,000	None	1,050,000
Siratcji Menkul Deǧerler A.Ş.
Maya Akar Center Kat: 26
Büyükdere Cd. No: 100-102
Esentepe, Istanbul, Turkey
Hasan Gürhan Berker	5,000,000	None	350,000
Strateji Menkul Deǧerler A.Ş.
Maya Akar Center Kat: 26
Büyükdere Cd. No: 100-102
Esentepe, Istanbul, Turkey
Fevzi Bozer	5,000,000	None	350,000
Strateji Menkul Deǧerler A.Ş.
Maya Akar Center Kat: 26
Büyükdere Cd. No: 100-102
Esentepe, Istanbul, Turkey
Hasip Buldanlioǧlu	5,000,000	None	350,000
Strateji Menkul Deǧerler A.Ş.
Maya Akar Center Kat: 26
Büyükdere Cd. No: 100-102
Esentepe, Istanbul, Turkey
Total:	242,000,000	None	16,940,000

(1)	Mr. Russ Hammond, a non-employee director of the Company, is also an Investment Advisor to Provincial Securities Limited who became a minority shareholder in the Norio and North Kumisi (Block XIc) Production Sharing Agreement through a farm-in agreement to the Norio MK72 well. On September 4, 2003 the Company concluded a deal to purchase Provincial Securities Limited’s minority interest in CanArgo Norio Ltd. by a share swap for shares in the Company. The purchase was achieved by issuing 6 million restricted shares of Common Stock in the Company to the minority interest holders in CanArgo Norio Ltd. Of the interests in CanArgo Norio Ltd., Provincial Securities Limited owned 4% and received 2,234,719 shares of the Company’s Common Stock. Provincial Securities Limited also had an interest in Tethys Petroleum Limited (formerly named Tethys Petroleum Investments Limited) (“Tethys”), a Guernsey company, established to develop potential projects in Kazakhstan, in which the Company had a minority interest until June 2005 when the Company acquired the remaining 55% interest in Tethys which it did not own. Pursuant to this transaction, Provincial Securities Limited received 5,500,000 shares of the Company’s Common Stock in exchange for its interest in Tethys. Mr. Hammond did not receive any compensation in connection with these transactions and disclaims any beneficial ownership of Provincial Securities Limited or of any shares of the Company’s Common Stock owned by Provincial Securities Limited. In August 2007, the Company disposed of its interest in Tethys.

(2)	Mr. Salahi Öztürk currently owns warrants to purchase 1,000,000 common shares of our common stock exercisable at $0.63 per share. The warrants expire on April 26, 2009. Mr. Öztürk currently owns warrants to purchase 1,000,000 shares of common stock exercisable at $0.63 per share. The warrants expire on April 26, 2009. Pursuant to an Amended and Restated Loan and Warrant Agreement dated August 27, 2004 Mr. Öztürk advanced a loan, the balance of which was $1,050,000 on February 14, 2006, the date on which we exercised our option to force conversion of the loan into 1,521,739 shares of our common stock.

The Standby Underwriters are restricted to offering the Unsubscribed Shares directly to the public located outside the United States and who are not U.S. Persons (as each is defined in Regulation S promulgated under the Securities Act). The Standby Underwriters may also offer the Unsubscribed Shares through the facilities of the Oslo Stock Exchange to certain foreign securities dealers at prices which may represent concessions from the prices at which such shares are then being offered to the public. The Standby Underwriters may allow, and such dealers may reallow, a concession to certain brokers and dealers. The amount of such concessions and reallowances will be determined from time to time by the Standby Underwriters. In effecting such transactions, the Standby Underwriters may realize profits and losses independent of the compensation referred to below.

Except for the Standby Underwriting Agreements or as otherwise disclosed in this prospectus, we have not agreed to enter into any standby or other arrangements to purchase or sell any Rights or any Underlying shares of our common stock.

The Manager

We have engaged Glitnir to act as the manager and to provide the Company with financial advice and assistance in connection with the Rights Offering, including: giving us advice on the structuring, timing and project management of the Offering; assisting us in connection with the preparation of documentation in relation to the Offering; acting as Norwegian Subscription Agent for the Offering; and assisting us in the co-ordination of the closing and settlement of the Offering.

Glitnir shall be entitled the following fees and expenses: (1) a $10,000 commencement fee, payable irrespective of whether the Rights Offering is successfully completed or not, provided however that such commencement fee shall be deducted from the transaction fees (as next referred to) if the Rights Offering is completed; (2) transaction fees comprising (i) an arrangement fee equal to 2.5% of the gross proceeds of the Rights Offering (but no less than $600,000) and (ii) a discretionary fee up to 0.5% of the gross proceeds of the Rights Offering, payable only and entirely at the Company’s discretion, taking into consideration, among other things, the Company’s satisfaction of the services provided by Glitnir; and (3) Glitnir’s costs and expenses incurred in connection with Glitnir’s engagement (payable irrespective of whether the Rights Offering is successfully completed or not).

For a period of 12 months from June 26, 2008 (being the date of Glitnir’s engagement by the Company), the Company is to give Glitnir the right to make an offer or participate in negotiations for new assignments or transactions (falling within the scope of Glitnir’s engagement in connection with the Offering), where the Company decides to appoint an investment firm.

Under the terms of the Company’s engagement of Glitnir, the Company accepts: (1) that neither Glitnir nor any other member of the Glitnir Group (nor any of its or their respective owners, directors, officers, employees, consultants and agents) shall be liable to the Company or any of its directors, officers, employees, consultants or agents for any claim, loss, damage, liability, cost or expense suffered by the Company or any such other person arising out of, or related to, the engagement, except if caused by gross or willful negligence on the part of Glitnir; (2) that Glitnir shall under no circumstances be liable for any indirect or consequential losses; and (3) that Glitnir’s liability towards the Company shall in all circumstances be limited to the fees due and payable by the Company to Glitnir pursuant to the engagement.

The Company also agrees to indemnify, defend and hold harmless Glitnir, the Glitnir Group and their respective owners, directors, officers, employees, consultants and agents (each an “Indemnified Person”) from and against all claims, actions, proceedings, demands, losses, damages, liabilities, costs and expenses (1) arising out of or in connection with any untrue statement or alleged untrue statement of a fact, any material omission or alleged material omission or misleading statement contained in any investor presentation, prospectus or other marketing material or information disclosed or published by the Company in connection with the engagement and (2) otherwise arising out of or in connection with the engagement or any other matter or activity referred to or contemplated in the engagement letter between the Company and Glitnir or which arise out of any breach by the Company of any of its obligations, duties or any warranties in connection with the engagement, which any Indemnified Person may suffer or incur in any jurisdiction (but in the case of (2) above such indemnification shall be under exception of claims, losses, damages, liabilities, costs or expenses that arise primarily out of or are based primarily upon any action or failure to act by Glitnir that constitutes gross or willful negligence on the part of Glitnir).

Neither Glitnir nor any of the Standby Underwriters has prepared any report or opinion constituting a recommendation or advice to us or to our stockholders in connection with the Rights Offering, nor have they prepared an opinion as to the fairness of the Subscription Price or the terms of the Rights Offering. Neither Glitnir nor any Standby Underwriter expresses any opinion or makes any recommendation to the holders of our common stock as to the purchase by any person of any shares of our common stock or whether they should sell their Rights or let them lapse unexercised. Glitnir and the Standby Underwriters also express no opinion as to the prices at which the Rights and the shares that are to be distributed in connection with the Rights Offering may trade if and when they are issued or at any future time.

Glitnir may in the future provide various investment banking, financial advisory and other services for us and our affiliates. In addition, as indicated above, Provincial Securities has in the past engaged in certain transactions with us and our affiliates and Mr. Ozturk has loaned the Company money, which was repaid, for which he also earned warrants to purchase shares of our common stock.

We estimate that our total expenses of this Offering, excluding underwriting commissions, will be approximately $1,424,000.

We have been advised that the Rights will be listed for trading on the AMEX and the OSE under the symbols CNR.RT (CNR.RT.WI until the first business day after the distribution date) and CNR T, respectively. It is anticipated that trading in the Rights will commence on or about the second day after the commencement of the Rights Offering and the issuance of the Rights.

Other than the manager, the Company has not employed any brokers, dealers or underwriters to solicit the exercise of Rights in this Rights Offering and no underwriting commissions, fees or discounts will be paid in connection with this Rights Offering other than those payable to the Standby Underwriters. Certain employees of the Company may solicit responses from stockholders and Rights Holders, but such employees will not receive any commissions or compensation for such services other than their normal employment compensation. Computershare is acting as the US Subscription Agent and the manager is also acting as the Norwegian Subscription Agent for the Rights Offering. We will pay all customary fees and expenses for the US Subscription Agent (the fees of the manager for acting as the Norwegian Subscription agent are included in its fee described above) related to the Rights Offering. We have also agreed to indemnify the Subscription Agents with respect to certain liabilities that they may incur in connection with the Rights Offering.

The Company maintains three stock option plans, under which adjustments to outstanding options may be made to reflect the impact of the Offering. Likewise, under the terms of the Company’s Subordinated Notes and 12% Subordinated Notes and certain warrants to purchase shares of common stock issued by the Company, the respective conversion prices and exercise prices of such Notes and such warrants will be reset to $0.10 on successful closing of the Rights Offering resulting in a possible maximum issue of up to 173,611,111 shares of common stock upon conversion of the Notes and exercise of such warrants; provided, however, the Company intends to repay in advance of their stated maturity date up to $5,000,000 in aggregate principal amount of such Notes, which if such Notes are not converted in advance of such payment will reduce such maximum amount of issuable shares of common stock to 123,611,111. The Company has not been advised of the intentions of the Noteholders in this regard.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Limitation of Liability

Our Amended and Restated Certificate of Incorporation limits or eliminates the liability of our directors to us or our stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Delaware law provides that a director of CanArgo will not be personally liable to CanArgo or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty; (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (3) for the payment of unlawful dividends, stock purchases or redemptions; and some other actions prohibited by Delaware corporate law; and (4) for any transaction resulting in receipt by the director of an improper personal benefit.

Indemnification

Delaware General Corporation Law provides that a corporation may indemnify its present and former directors, officers, employees and agents (each, an “indemnitee”) against all reasonable expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement incurred in an action, suit or proceeding, other than in actions initiated by or in the right of the corporation, to which the indemnitee is made a party by reason of service as a director, officer, employee or agent, if such individual acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action, suit or proceeding, including one initiated by or in the right of the corporation. Our Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Delaware General Corporation Law.

Delaware General Corporation Law allows and our Bylaws provide for the advance payment to an indemnitee for expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

Our directors and officers are insured, under policies of insurance maintained by us, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons who may control us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

Section 203 of the Delaware General Corporation Law, which is applicable to CanArgo as a Delaware corporation, prohibits various business combinations between a Delaware corporation and an “interested stockholder,” that is, anyone who beneficially owns, alone or with other related parties, at least 15% of the outstanding voting shares of a Delaware corporation. Business combinations subject to Section 203 include mergers, consolidations, sales or other dispositions of assets having an aggregate market value equal to 10% or more of either the aggregate market value of the consolidated assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation, some transactions that would increase the interested stockholder’s proportionate share ownership in the corporation and any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the corporation), of any loans, advances, guarantees, pledges or other financial benefits provided by the corporation or any direct or indirect majority-owned subsidiary. Section 203 prohibits this type of business combination for three years after a person becomes an interested stockholder, unless:

•	the business combination is approved by the corporation’s board of directors prior to the date the person becomes an interest stockholder;

•	upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by specified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder at an annual or special meeting of stockholders.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Satterlee Stephens Burke & Burke LLP, New York, New York.

EXPERTS

The consolidated financial statements of CanArgo Energy Corporation as of December 31, 2007 and 2006 and for each of the years in the three year period ending December 31, 2007, incorporated in this prospectus by reference from CanArgo Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, which, have been audited by L J Soldinger Associates LLC, independent registered public accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The oil and gas reserve data incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2007, as amended, has been prepared by Oilfield Production Consultants (OPC) Limited and such reserve report dated January 1, 2008 has been incorporated herein in reliance upon the authority of such firm as experts in estimating proved oil and gas reserves.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act under which we file periodic reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file at the SEC’s public reference rooms at the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549-7010 and at the Commission’s Regional Offices located at 3 World Financial Center, RM 4300, New York, New York 10281-1022 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s Internet site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically.

This prospectus is part of a registration statement that we filed with the SEC (registration number 333-150625). The registration statement of which this prospectus forms a part contains more information than this prospectus regarding CanArgo Energy Corporation and our common stock, including certain exhibits. You can get a copy of the registration statement from the SEC at the addresses listed above or from its Internet site. You can also obtain information about us from our Internet site at http://www.canargo.com.

Our common stock is listed on the Oslo Stock Exchange in Norway under the symbol “CNR” and also on The American Stock Exchange under the symbol “CNR”. Information about us is also available at the Oslo Stock Exchange website (www.ose.no), and at the offices of The American Stock Exchange, 86 Trinity Place, New York, NY 10005.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities has been completed:

•	Annual Report on Form 10-K for the year ended December 31, 2007, as amended;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008;

•	The description of CanArgo’s common stock contained in Form 8-A/12B dated April 19, 2004;

•	Definitive Proxy Materials filed on June 18, 2008; and

•	Current Reports on Form 8-K filed on January 8, 2008, February 11, 2008, February 14, 2008, March 6, 2008, March 28, 2008, April 28, 2008, June 3, 2008, June 16, 2008, July 7, 2008, July 21, 2008, July 25, 2008, and August 11, 2008.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or verbal request, a copy of the foregoing documents. Written or telephone requests for such copies should be directed to the Corporate Secretary, CanArgo Energy Corporation, PO Box 291, St Peter Port, Guernsey, GY1 3RR, British Isles, +(44) 1481 729 980.

You should rely only on the information contained in this prospectus and any supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus and any supplement is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since that date.

CANARGO ENERGY CORPORATION

Subscription Rights to Purchase

 242,107,390 Shares

of
Common Stock

PROSPECTUS

 • , 2008

Until •, 2008 all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses, all of which are to be borne by the Company, in connection with the registration, issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$1,970
Legal Fees and Expenses	550,000
Accountant’s Fees and Expenses	32,000
Printing Expenses	60,000
Subscription Agent Fees and Expenses	760,000
Transfer Agent and Registrar Fees and Expenses	1,000
Miscellaneous	19,000

Total	$1,423,970

Item 16.	Exhibits.

The following exhibits are filed as part of this registration statement.

Exhibit
No.	Description of Exhibit

Management Contracts, Compensation Plans and Arrangements are identified by an asterisk (*) Documents filed herewith are identified by a cross (†).
1(6)	Form of Standby Underwriting Agreement between the Company and the Standby Underwriters dated July 24, 2008 (Incorporated by reference to Exhibit 1.0 attached to the Form 8-K of CanArgo filed on July 24, 2008).
2(4)	Memorandum of Agreement between Fielden Management Services Pty, Ltd., A.C.N. 005 506 123 and Fountain Oil Incorporated dated May 16, 1995 (Incorporated herein by reference from December 31, 1997 Form 10-K filed on March 30, 1998).
3(1)	Registrant’s Certificate of Incorporation and amendments thereto (Incorporated by reference from the Company’s Proxy Statements filed May 10, 1999 and May 9, 2000, Form 8-Ks filed July 24, 1998, May 23, 2006 and July 21, 2008 and March 31, 2004 Form 10-Q filed on May 17, 2004).
3(2)	Registrant’s Amended and Restated Bylaws as amended (Incorporated herein by reference to Form 8-K filed on March 7, 2007).
3(3)	Certificate of Amendment of the Certificate of Incorporation as filed with the Office of the Secretary of State of the State of Delaware on June 5, 2007 (Incorporated herein by reference from Form 8-K filed on June 11, 2007).
3(4)	Certificate of Amendment of the Certificate of Incorporation of CanArgo Energy Corporation as filed by the Office of the Secretary of State of Delaware on July 21, 2008 (Incorporated by reference to Exhibit 3.1 attached to the Form 8-K of CanArgo filed on July 21, 2008).
*4(1)	Amended and Restated 1995 Long-Term Incentive Plan (Incorporated herein by reference from September 30, 1998 Form 10-Q filed on November 12, 1998).
*4(2)	Amended and Restated CanArgo Energy Inc. Stock Option Plan (Incorporated herein by reference from March 31, 1998 Form 10-Q filed May 15, 1998).
*4(3)	CanArgo Energy Corporation 2004 Long Term Incentive Plan (Incorporated herein by reference from Annex II to the Company’s definitive Proxy Statement filed March 17 , 2006).
4(4)	Note and Warrant Purchase Agreement dated March 3, 2006 among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated herein by reference from Form 8-K filed March 6, 2006).

Exhibit
No.	Description of Exhibit

4(5)	Registration Rights Agreement dated March 3, 2006 among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated herein by reference from Form 8-K filed March 6, 2006).
4(6)	Note and Warrant Purchase Agreement dated June 28, 2006 among CanArgo Energy Corporation and the Purchaser party thereto (Incorporated by reference from Form 8-K filed July 1, 2006).
4(7)	Registration Rights Agreement dated June 28, 2006 among CanArgo Energy Corporation and the Purchaser party thereto (Incorporated by reference from Form 8-K filed July 1, 2006).
4(8)	Form of Subscription Agreement dated as of September 19, 2006 by and between CanArgo Energy Corporation and the Purchaser named therein (Incorporated by reference from Form 8-K filed October 13, 2006).
4(9)	Subscription letter agreement dated as of August 10, 2007 to offer the right to subscribe for an aggregate of 2,500,000 shares of common stock, of the Company and an aggregate of 5,000,000 common stock purchase warrants (Incorporated by reference from Form 8-K filed August 14, 2007).
4(10)	Form of Subscription Rights Certificate†.
4(11)	Norwegian Subscription Form†
5(1)	Opinion of Satterlee Stephens Burke & Burke LLP with respect to legality of securities being registered†.
10(1)	Production Sharing Contract between (1) Georgia and (2) Georgian Oil and JKX Ninotsminda Ltd. dated February 12, 1996 (Incorporated herein by reference from Form S-1/A Registration Statement, File No. 333-72295 filed on June 7, 1999).
*10(2)	Management Services Agreement between CanArgo Energy Corporation and Vazon Energy Limited relating to the provisions of the services of Dr. David Robson dated June 29, 2000 (Incorporated herein by reference from September 30, 2000 Form 10-Q filed on November 14, 2000). As amended by Deed of Variation of Management Services Agreement between CanArgo Energy Corporation and Vazon Energy Limited dated May 2, 2003 (Incorporated herein by reference to Form 8-K filed on May 13, 2003).
10(3)	Tenancy Agreement between CanArgo Energy Corporation and Grosvenor West End Properties dated September 8, 2000 (Incorporated herein by reference from September 30, 2000 Form 10-Q filed on November 14, 2000).
10(4)	Production Sharing Contract between (1) Georgia and (2) Georgian Oil and CanArgo Norio Limited dated December 12, 2000 (Incorporated herein by reference from December 31, 2000 Form 10-K filed on March 31, 2001).
*10(5)	Service Agreement between CanArgo Energy Corporation and Vincent McDonnell dated December 1, 2000 (Incorporated herein by reference from December 31, 2001 Form 10-K405 filed on March 19, 2002).
10(6)	Sale agreement of CanArgo Petroleum Products Limited between CanArgo Limited and Westrade Alliance LLC dated October 14, 2002 (Incorporated herein by reference from September 30, 2002 Form 10-Q filed on November 14, 2002).
10(7)	Stock Purchase Agreement dated September 24, 2003 regarding the sale of all of the issued and outstanding stock of Fountain Oil Boryslaw (Incorporated herein by reference from September 30, 2003 Form 10-Q filed on November 14, 2003).
10(8)	Agreement between CanArgo Samgori Limited and Georgian Oil Samgori Limited dated January 8, 2004 (Incorporated herein by reference from Form S-3 filed May 6, 2004 (Reg. No. 333-115261)).
10(9)	Agreement dated March 17, 2004 between CanArgo Acquisition Corporation and Stanhope Solutions Ltd for the sale of Lateral Vector Resources Ltd. (Incorporated herein by reference from Form 8-K dated May 19, 2004 filed on June 3, 2004).
10(10)	Master Service Contract dated June 1, 2004 between CanArgo Energy Corporation and WEUS Holding Inc. (Incorporated herein by reference from Form 8-K dated June 1, 2004 filed on June 15, 2004).

Exhibit
No.	Description of Exhibit

10(11)	Agreement between Ninotsminda Oil Company Limited and Saipem S.p.A. dated January 27, 2005 (Incorporated herein by reference from Form 8-K dated January 27, 2005 and filed on January 31, 2005).
10(12)	Agreement between Ninotsminda Oil Company Limited and Primrose Financial Group dated February 4, 2005 (Incorporated herein by reference from Form 8-K dated February 4, 2005 and filed February 7, 2005).
10(13)	Subordinated Subsidiary Guaranty dated March 3, 2006 by and among Ninotsminda Oil Company Limited, CanArgo (Nazvrevi) Limited, CanArgo Norio Limited, CanArgo Limited, Tethys Petroleum Investments Limited, Tethys Kazakhstan Limited and CanArgo Ltd for the benefit of the holders of the Subordinated Notes (Incorporated herein by reference from Form 8-K dated March 8, 2006 and filed on [date]).
10(14)	Subordinated Subsidiary Guaranty dated June 28, 2006 by and among Ninotsminda Oil Company Limited, CanArgo (Nazvrevi) Limited, CanArgo Norio Limited, CanArgo Limited, Tethys Petroleum Investments Limited, Tethys Kazakhstan Limited and CanArgo Ltd for the benefit of the holder of the 12% Subordinated Note (Incorporated herein by reference from Form 8-K dated June 28, 2006 and filed July 5, 2006).
10(15)	Waiver, Consent and Amendment Agreement dated March 3, 2006 by and among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated herein by reference from Form 8-K dated and filed on March 8, 2006).
10(16)	Waiver, Consent and Amendment Agreement dated June 28, 2006, by and among CanArgo Energy Corporation and the Senior Secured Noteholders party thereto (Incorporated by reference from September 30, 2006 Form 10-Q filed on November 9, 2006).
10(17)	Waiver, Consent and Amendment Agreement dated June 28, 2006, by and among CanArgo Energy Corporation and the Senior Subordinated Noteholder party thereto (Incorporated by reference from September 30, 2006 Form 10-Q filed on November 9, 2006).
10(18)	Conversion Agreement dated June 28, 2006, by and among CanArgo Energy Corporation, the Subordinated Noteholders and Persistency (Incorporated by reference from Form 8-K dated June 28, 2006 and filed on July 5, 2006).
10(19)	Memorandum of Understanding dated as of March 2, 2006 by and between the Ministry of Energy of Georgia and CanArgo (Nazvrevi) Limited (Incorporated herein by reference from Form 8-K dated and filed on March 8, 2006).
*10(20)	Form of Management Services Agreement for Elizabeth Landles, Executive Vice President and Corporate Secretary dated February 18, 2004 (Incorporated by reference from December 31, 2005 Form 10-K filed on March 16, 2006).
*10(21)	Service Contract between CanArgo Energy Corporation and Jeffrey Wilkins dated August 22, 2006 (Incorporated by reference from September 30, 2006 Form 10-Q filed on November 9, 2006).
10(22)	Amendment, Consent, Waiver and Release Agreement dated February 9, 2007 by and among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated by reference from Form 8-K filed on February 2, 2007).
10(23)	Certificate of Discharge dated February 9, 2007 between Ingalls & Snyder LLC and CanArgo Limited (Incorporated by reference from Form 8-K filed on February 21, 2007).
10(24)	Security Interest Agreement, dated as of February 9, 2007, among Tethys Petroleum Limited, Ingalls & Snyder LLC and the Secured Parties, as defined herein (Incorporated by reference from Form 8-K filed February 21, 2007).
10(25)	Amendment, Consent, Waiver and Release Agreement dated February 9, 2007 by and among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated by reference from Form 8-K filed February 21, 2007).
10(26)	Amendment, Consent, Waiver and Release Agreement dated February 9, 2007 by and among CanArgo Energy Corporation and Persistency (Incorporated by reference from Form 8-K filed February 21, 2007).

Exhibit
No.	Description of Exhibit

10(27)	Tethys Shareholders Agreement dated as of January 24, 2007 by and among CanArgo Limited, the Investors party thereto and Tethys Petroleum Limited (Incorporated herein by reference from December 31, 2006 Form 10-K filed on March 15, 2007).
10(28)	Share Exchange Agreement relating to BN Munai LLP between Coin Investments Limited, Tethys Petroleum Limited and Tethys, Kazakhstan Limited (Incorporated herein by reference from December 31, 2006 Form 10-K filed on March 15, 2007).
10(29)	Consent and Conversion Agreement dated as of June 5, 2007 by and among CanArgo Energy Corporation, CanArgo Limited and the Purchasers party thereto, including the form of the Senior Compensatory Warrants to purchase up to 11,111,111 shares of CanArgo common stock issuable thereunder (Incorporated by reference from Form 8-K filed June 11, 2007).
10(30)	Registration Rights Agreement dated as of June 5, 2007 by and among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated by reference from Form 8-K filed June 11, 2007).
10(31)	Conversion Agreement dated as of June 5, 2007 by and among CanArgo Energy Corporation, CanArgo Limited and Persistency, including the form of the Persistency Compensatory Warrants to purchase up to 5 million shares of CanArgo common stock issuable thereunder (Incorporated by reference from Form 8-K filed June 11, 2007).
10(32)	Registration Rights Agreement dated as of June 5, 2007 by and among CanArgo Energy Corporation and Persistency (Incorporated by reference from Form 8-K dated June 11, 2007).
10(33)	Amendment, Consent, Waiver and Release Agreement dated June 5, 2007 by and among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated by reference from Form 8-K filed June 11, 2007).
10(34)	Certificate of Discharge dated June 5, 2007 between Ingalls & Snyder LLC, Tethys Petroleum Limited and CanArgo Limited (Incorporated by reference from Form 8-K filed June 11, 2007).
10(35)	Amendment, Consent, Waiver and Release Agreement dated June 5, 2007 by and among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated by reference from Form 8-K filed June 11, 2007)
10(36)	Amendment, Consent, Waiver and Release Agreement dated June 5, 2007 by and among CanArgo Energy Corporation and Persistency (Incorporated by reference from Form 8-K filed June 11, 2007).
10(37)	Amendment, Consent and Waiver Agreement dated June 13, 2007 by and among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated by reference from Form 8-K filed June 18, 2007).
10(38)	Amendment, Consent and Waiver Agreement dated June 13, 2007 by and among CanArgo Energy Corporation and the Purchasers party thereto (Incorporated by reference from Form 8-K filed June 18, 2007).
10(39)	Amendment, Consent and Waiver Agreement dated June 13, 2007 by and among CanArgo Energy Corporation and Persistency (Incorporated by reference from Form 8-K filed June 18, 2007).
10(40)	Agency Agreement dated June 18, 2007 (Incorporated by reference from Form 8-K filed June 27, 2007).
*10(41)	Management Services Agreement between CanArgo Energy Corporation and Vazon Energy Limited relating to the provisions of the services of Dr. David Robson dated June 27, 2007 (Incorporated by reference from Form 8-K filed July 3, 2007).
*10(42)	Amendment No. 1 to the Statement of Terms and Conditions of Employment between Vazon Energy Limited and Elizabeth Landles (Incorporated by reference from Form 8-K filed July 3, 2007).
10(43)	Letter Agreement With Agents (Incorporated by reference from Form 8-K filed July 11, 2007).
10(44)	Placement Agreement dated July 22, 2007 by and between CanArgo Limited and Jennings Capital Inc (Incorporated by reference from Form 8-K filed July 27, 2007).

Exhibit
No.	Description of Exhibit

10(45)	Amendment, Consent and Waiver Agreement dated as of August 9, 2007 by and among CanArgo Energy Corporation, Ingalls & Snyder LLC, and the Purchasers party thereto, including the form of the Senior Note Compensatory Warrants to purchase up to 17,916,667 shares of CanArgo common stock issuable thereunder (Incorporated by reference from Form 8-K filed August 14, 2007).
10(46)	Amendment, Consent and Waiver Agreement dated as of August 13, 2007 by and among CanArgo Energy Corporation, Ingalls & Snyder LLC and the Purchasers party thereto, including the form of the Subordinated Note Compensatory Warrants to purchase certain shares of CanArgo common stock issuable thereunder (Incorporated by reference from Form 8-K filed August 14, 2007).
10(47)	Transfer Agency and Service Agreement dated December 18, 2007 by and among CanArgo Energy Corporation, Computershare Trust Company, N.A. and Computershare, Inc (Incorporated by reference from Form 8-K filed December 28, 2007).
*10(48)	Appointment letter between CanArgo Energy Corporation and Anthony J. Perry, dated March 26, 2008 (Incorporated by reference from Form 8-K filed March 28, 2008).
10(49)	Manager’s Engagement Agreement. (Incorporated by reference to Exhibit 10(1) attached to Form S-3/A of CanArgo filed on August 20, 2008).
23(1)	Consent of Satterlee Stephens Burke & Burke LLP to the use of their opinion with respect to the legality of the securities being registered (included in opinion filed as Exhibit 5(1))†.
23(2)	Consent of L J Soldinger Associates LLC†.
24(1)	Power of attorney of certain signatories (contained on the signature page included in Part II of the Registration Statement)†.
99(1)	Form of Instructions as to Use of Subscription Rights Certificate†.
99(2)	Form of Notice of Guaranteed Delivery for Rights Certificates†.
99(3)	Form of Letter of Stockholders who are Record Holders†.
99(4)	Form of Letters to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees†.
99(5)	Form of Letter to Clients who are Beneficial Holders†.
99(6)	Form of Nominee Holder Certification†.
99(7)	Beneficial Owner Election Form†.
99(8)	Form of Notice of Important Tax Information†.
99(9)	Form of Subscription Agent Agreement between the Company and Computershare, the U.S. Subscription Agent†.
99(10)	Form of Subscription Agent Agreement between the Company and Glitnir Securities AS, the Norwegian Subscription Agent†

†	Filed herewith

Item 17.	Undertakings

a. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(i)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus field pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the “Act”), each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriter during the subscription period, the amount of unsubscribed securities to be purchased by the underwriter, and the terms of any subsequent reoffering thereof. If any public offering by the underwriter is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

d. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

e. The undersigned Registrant hereby undertakes:

(1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London on September 19, 2008.

CANARGO ENERGY CORPORATION

By:	/s/ Jeffrey Wilkins
Jeffrey Wilkins
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned officers and directors of CanArgo Energy Corporation, a Delaware corporation, do hereby constitute and appoint Vincent McDonnell and Jeffrey Wilkins, and either of them, the lawful attorney and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power of authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, post-effective amendments and supplements thereof and to any and all instruments or documents filed as part of or in connection with such Registration Statement, and each of the undersigned hereby certifies and confirms all that said attorney and agent, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Jeffrey Wilkins Jeffrey Wilkins, Chief Financial Officer, Principal Accounting Officer and Director	Date: September 19, 2008

By:	/s/ Vincent McDonnell Vincent McDonnell, Chairman of the Board, President and Chief Executive Officer	Date: September 19, 2008

By:	/s/ Russ Hammond Russ Hammond, Director	Date: September 19, 2008

By:	/s/ Anthony Perry Anthony Perry, Director	Date: September 19, 2008

By:	/s/ Michael Ayre Michael Ayre, Director	Date: September 19, 2008

EXHIBIT INDEX

Filed
Herewith	Exhibit

4(10)	Form of Subscription Rights Certificate†.
4(11)	Norwegian Subscription Form†.
5(1)	Opinion of Satterlee Stephens Burke LLP with respect to legality of the securities being registered†.
23(1)	Consent of Satterlee Stephens Burke & Burke to the use of their opinion with respect to the legality of the securities being registered (included in opinion being filed as Exhibit 5.1)†.
23(2)	Consent of L J Soldinger Associates LLC†.
24(1)	Power of attorney of certain signatories (contained on the signature page included in Part II of the Registration Statement)†.
99(1)	Form of Instructions as to Use of Subscription Rights Certificate†.
99(2)	Form of Notice of Guaranteed Delivery for Rights Certificates†.
99(3)	Form of Letter of Stockholders who are Record Holders†.
99(4)	Form of Letters to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees†.
99(5)	Form of Letter to Clients who are Beneficial Holders†.
99(6)	Form of Nominee Holder Certification†.
99(7)	Beneficial Owner Election Form†.
99(8)	Form of Notice of Important Tax Information†.
99(9)	Form of Subscription Agent Agreement between the Company and Computershare, the U.S. Subscription Agent†.
99(10)	Form of Subscription Agent Agreement between the Company and Glitnir Securities AS, the Norwegian Subscription Agent†.

†	Filed herewith